    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -------------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------

                             VIEWSTAR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

       CALIFORNIA                   7372                     94-2997267
       (PRIOR TO             (PRIMARY STANDARD            (I.R.S. EMPLOYER
    REINCORPORATION)             INDUSTRIAL            IDENTIFICATION NUMBER)
                            CLASSIFICATION CODE
                                  NUMBER)
        DELAWARE
(AFTER REINCORPORATION)
    (STATE OR OTHER
    JURISDICTION OF
    INCORPORATION OR
     ORGANIZATION)

                          1101 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                (510) 337-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              KAMRAN KHEIROLOMOOM
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VIEWSTAR CORPORATION
                          1101 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                (510) 337-2000
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                  COPIES TO:

         ROBERT B. JACK, ESQ.                    MARK P. TANOURY, ESQ.
       CHRISTOPHER M. KOA, ESQ.                 JULIA L. DAVIDSON, ESQ.
   WILSON SONSINI GOODRICH & ROSATI        COOLEY GODWARD CASTRO HUDDLESON &
       PROFESSIONAL CORPORATION                          TATUM
          650 PAGE MILL ROAD                      3000 SAND HILL ROAD
   PALO ALTO, CALIFORNIA 94304-1050              BUILDING 3, SUITE 230
            (415) 493-9300                       MENLO PARK, CA 94025
                              -------------------   (415) 843-5000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                              -------------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                                         MAXIMUM
                                            AMOUNT      AGGREGATE   AMOUNT OF
        TITLE OF EACH CLASS OF              TO BE       OFFERING   REGISTRATION
      SECURITIES TO BE REGISTERED       REGISTERED (1)  PRICE (2)      FEE
- -------------------------------------------------------------------------------
Common Stock, $0.001 par value........    2,300,000    $27,600,000  $9,517.50

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 300,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

                              -------------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 5, 1996

PROSPECTUS

                                2,000,000 SHARES

                            [LOGO OF VIEWSTAR(TM)]

                                  COMMON STOCK

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public
offering price will be between $     and $     per share. See "Underwriting"
for a discussion of the factors considered in determining the offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol VSTA.

                                   --------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                             COMMENCING ON PAGE 5.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                            PRICE TO   UNDERWRITING PROCEEDS TO
                                             PUBLIC    DISCOUNT (1) COMPANY (2)
- --------------------------------------------------------------------------------
Per Share................................    $            $            $
- --------------------------------------------------------------------------------
Total (3)................................ $            $            $
- --------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $850,000.

(3) The Company and certain of the Company's stockholders (the "Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Stockholders will be $   , $   , $    and $   , respectively. See
    "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about       , 1996 at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST
            COWEN & COMPANY
                                                 SOUNDVIEW FINANCIAL GROUP, INC.

      , 1996

[Graphic depicting a document-intensive workflow process and how the Company's products are used to capture, automate and output documents in the workflow.]
                             ---------------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

  ViewStar Corporation ("ViewStar" or the "Company") provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") allows customers to easily define and change work content, work flows, business rules and user roles, facilitating the rapid design, development and deployment of business process applications. The Company's products are used in a wide variety of applications including consumer and mortgage lending, claims processing, underwriting, trust management, contract management, accounts payable and customer service.

  In today's highly competitive marketplace, companies must continuously improve their core business processes and operations. Having spent considerable resources in recent years for strategic business process reengineering ("BPR"), many organizations now require innovative software solutions to automate and improve their reengineered business processes. Companies worldwide are implementing business process automation solutions to shorten document-intensive processing cycles, increase productivity and deliver superior customer service. In addition, organizations increasingly seek enterprise applications that can integrate structured data, typically stored in databases, with unstructured data such as imaged documents, faxes, electronic documents, mainframe generated reports, digitized voice messages and Web documents.

  The ViewStar System is an enterprise-class, client/server application framework that is built around Windows NT and utilizes Microsoft's enterprise computing architecture. The ViewStar System is specifically designed for document-intensive business processes that require the integration of structured and unstructured data, moving beyond document management and simple workflow to deliver an integrated document workflow solution. The Company's software supports deployments ranging from small departmental applications to large systems distributed over multiple locations, serving hundreds to thousands of users throughout the enterprise. The first of the Company's @Work Internet products, expected to be available before the end of 1996, is designed to enable users to originate work and track work-in-progress using Web browsers.

  The Company's objective is to be the leading global provider of enterprise document workflow software solutions. As part of its strategy, the Company intends to expand its market presence by further leveraging its relationships with system integrators, service providers and other information technology leaders. In addition, the Company intends to increase its penetration of the financial services and insurance industries by providing pre-configured vertical applications to these markets. The Company also plans to continue to enhance its product architecture to encompass Internet technologies, adding functionality to take advantage of the Internet infrastructure and Web-based application platforms.

  The Company sells directly through a field sales organization and indirectly through system integrators and distributors to medium and large-size organizations worldwide. The Company has over 300 installations in a core group of vertical markets including financial services, insurance, healthcare, utilities, energy, telecommunications and government. The Company's customers include Aetna, American Express, Blue Cross/Blue Shield, MCI, Nissan Motor, Norwest Bank, PNC Bank, Texas Commerce Bank, Zurich American and the United States government, as well as numerous international accounts including GAN Insurance Company Ltd., The Halifax Building Society and PPP Healthcare in the U.K., Barclays Bank in Australia, debitel Kommunikation in Germany, Finnish P&T in Finland and SE Banken in Sweden.

                                  THE OFFERING

Common Stock offered by the Company... 2,000,000 shares
Common Stock to be outstanding after
 the offering......................... 7,296,472 shares (1)
Use of proceeds....................... Repayment of approximately $2.0 million of indebtedness and general corporate
                                       purposes, including working capital
Proposed Nasdaq National Market
 symbol............................... VSTA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SIX MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------------  ------------------
                           1991     1992     1993      1994     1995      1995      1996
                          -------  -------  -------  --------  -------  --------  --------
STATEMENTS OF OPERATIONS
 DATA:
 Total revenues.........  $12,450  $23,131  $28,096  $ 22,812  $25,238  $  9,644  $ 14,741
 Operating income
  (loss)................     (893)    (226)  (1,876)  (11,122)  (7,451)   (6,878)      491
 Net income (loss)......     (841)    (412)  (2,315)  (11,262)  (7,956)   (7,071)      403

                                           THREE MONTHS ENDED
                         --------------------------------------------------------
                         MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                           1995      1995      1995      1995     1996     1996
                         --------  --------  --------- -------- -------- --------
 Total revenues......... $ 3,836   $ 5,808    $7,511    $8,083   $6,940   $7,801
 Operating income
  (loss)(2).............  (4,325)   (2,553)     (223)     (350)     136      355
 Net income (loss)......  (4,372)   (2,699)     (369)     (516)     103      300
 Pro forma net income
  (loss) per share (3).. $ (0.76)  $ (0.46)   $(0.06)   $(0.09)  $ 0.02   $ 0.04
 Shares used in per
  share computations
  (3)...................   5,764     5,813     5,821     5,843    6,456    7,257

                                                             JUNE 30, 1996
                                                        ------------------------
                                                        ACTUAL   AS ADJUSTED (4)
                                                        -------  ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents............................. $ 2,276
 Total assets..........................................  11,298
 Long-term debt........................................     747
 Total stockholders' equity (deficit)..................  (5,071)

- --------------------
(1) Based on shares outstanding as of June 30, 1996. Excludes 40,459 shares issuable upon the exercise of certain warrants to purchase Common Stock at a weighted average exercise price of $9.30 per share and an aggregate of 857,019 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $0.37 per share. See "Management--Stock Plans," and "Description of Capital Stock--Warrants."
(2) Excluding nonrecurring charges, operating income would have been $379,000 and $421,000 for the three months ended September 30, 1995 and December 31, 1995, respectively.
(3) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of pro forma net income (loss) per share.
(4) Gives effect to (i) the issuance of 57,792 shares issuable upon net exercise of certain outstanding warrants to purchase Common Stock that terminate immediately prior to the closing of this offering, (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock, which will occur automatically upon the closing of this offering and (iii) the sale of 2,000,000 shares of Common Stock offered by the Company hereby
    at an assumed initial public offering price of $    per share after
    deduction of the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds."

                              --------------------
  Except as otherwise indicated, the information contained in this Prospectus assumes (i) the 1-for-3.5 reverse stock split of the Company's Common Stock to be effected prior to the closing of this offering, (ii) the reincorporation of the Company in Delaware prior to the effective date of this offering, (iii) no exercise of the Underwriters' over-allotment option, (iv) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering and (v) the issuance of 57,792 shares of Common Stock upon net exercise of the warrants expiring prior to the closing of this offering. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

  History of Operating Losses; Accumulated Deficit. The Company has incurred net losses in each year through 1995 including net losses of $11.3 million in 1994 and $8.0 million in 1995. As of June 30, 1996, the Company had an accumulated deficit of $32.1 million. Although the Company achieved profitability in the first six months of 1996, there can be no assurance that the Company's business can operate profitably in any quarter or on a sustained basis in the future.

  Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results; Seasonality. The Company's operating results have fluctuated in the past and are likely to do so in the future, particularly on a quarterly basis. The Company's operating results are dependent on many factors including the demand for the Company's products; the size, structure and timing of significant licenses; successful implementations and upgrades of referenceable customers; the Company's ability to maintain and expand its distribution channels; the introduction of new products and product enhancements by the Company or its competitors, including customer order deferrals in anticipation of new versions of the Company's products and the effects of potential delays in availability of announced or anticipated products; customer budgeting cycles; seasonality; price changes by the Company or its competitors; the mix of license fee and service revenue; changes in foreign currency exchange rates; and the timing of significant marketing and sales promotions. In addition, changes in levels of consulting activity and seasonality in training revenues, which tend to lag license fee revenue by approximately one quarter, have resulted in variability of service revenue from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company historically has operated with little backlog because its software products are generally shipped as orders are received. As a result, license fee revenue in any quarter depends substantially on orders booked and shipped in that quarter. Further, relatively few contracts may constitute a significant portion of revenues and operating profits in any quarter. Historically, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may materially adversely affect operating results.

  The Company has generally realized lower revenues from license fees in the first quarter of the year than in the immediately preceding quarter. The Company believes that this has been due primarily to the structure of the Company's sales commission program and the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year, followed by lower purchasing activity during the first quarter of the next calendar year. To the extent that international operations in the future constitute a higher percentage of total revenues, the Company anticipates that it may also experience relatively weaker demand in the quarter ending September 30 due to reduced customer activity in Europe during the summer months.

  As a result of these and other factors, revenues for any quarter are difficult to forecast and subject to significant variation. The Company believes that results of operations for any period are not necessarily indicative of future performance. In particular, the Company does not believe that the revenue growth rate achieved in the first half of 1996 compared to the first half of 1995 is sustainable. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Product Concentration; Dependence on Document Management and Workflow Software Market. All of the Company's revenues are generated from sales of licenses of the ViewStar System and related services and maintenance. If factors such as competition or technological change, among others, adversely affect this concentrated product line, there could be a greater adverse effect on the Company's business, results of operations and financial condition than if the Company had a more diversified product line. The Company's product concentration makes it dependent on the continued growth of the document management and workflow software market. There can be no assurance that the number of organizations adopting document management and workflow solutions will continue to grow. See "Business--Industry Background" and "--Products and Technology."

  Lengthy Sales Cycle. The license of the Company's software products is usually a significant decision by prospective customers requiring the Company to engage in a lengthy sales cycle, typically between six and twelve months. This sales cycle often requires the Company to provide to prospective customers a significant level of education regarding the benefits of the Company's products, validation of these benefits through customer references and the design and deployment of prototype applications to demonstrate the benefits in a prospective customer's individual environment. In addition, marketing to prospective accounts involves time and effort by management and other employees without any assurance that new accounts will result. The implementation by customers of the Company's products involves a significant commitment of resources by such customers over an extended time period, where the cost to the customer of the Company's product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale document workflow system. For these and other reasons, the sales cycle is subject to a number of significant delays over which the Company has little or no control. Delay in a limited number of license transactions could have a material adverse effect on the Company's business and cause the Company's operating results to vary significantly from quarter to quarter.

  The Company's customers often initially purchase entry level licenses to begin departmental application development and demonstrate the benefits of the Company's products. The Company depends on a significant number of these entry level customers expanding their use of the Company's products to additional applications involving greater numbers of users, as well as certain of these expansion customers adopting the Company's products as an enterprise-wide solution. Following a customer's initial purchase, an enterprise-wide commitment, if any, may require an additional lengthy sales cycle. If the Company's customers fail to make enterprise-wide commitments to the Company's products, or make the enterprise commitment more slowly than anticipated, the Company's business, results of operations and financial condition would be materially adversely affected. See "Business--Industry Background" and "-- Products and Technology."

  Complex Service Requirements; Lengthy Implementation Cycle. Successful implementation of the Company's software often requires lengthy and complex implementation and integration services. These complex services may be provided by the Company or by third party service providers and require close coordination between the Company's service and support functions, the customer's internal support resources and third party service providers. The Company's future operating results will depend upon its ability to coordinate these complex service resources and assure successful implementation of the Company's software products, while limiting costs to the Company. Customer satisfaction in certain key accounts may be critical to generating additional business in these customers' industries or geographic areas. In such accounts, the Company may have to devote significant additional resources to ensure successful implementation and integration, thereby negatively affecting profitability. Failure to achieve customer satisfaction despite such efforts could materially adversely affect future operating results. In the future, the Company intends to increase its reliance on third party service providers for implementation of the Company's products, and therefore the Company's success will become increasingly dependent on whether such third parties provide competent services on a sufficient and timely basis to meet customer service demands. There can be no assurance that such third party service providers will provide competent, adequate or timely services. If the services provided by third parties are unsatisfactory or result in delays in or unanticipated complications to the implementation of ViewStar products resulting in customer dissatisfaction, the Company's business, results of operations and financial condition would be materially adversely affected.

  Competition. The market for the Company's products is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company's products are targeted for document workflow software solutions, and the Company's competitors offer a variety of products and services to address this market. The Company currently encounters direct competition from a number of public and private companies or divisions thereof including FileNet, IBM and Wang Software. In addition, the Company may face competition from new competitors including client/server application vendors such as Oracle, PeopleSoft and SAP; document management vendors such as Documentum and PC DOCS Group; and vendors of workflow products such as Action Technologies and Staffware. Certain of these companies have announced, and others may announce, document workflow capabilities for their existing or future products. Many of these companies have longer operating histories; significantly greater financial, marketing, service, support, technical and other resources and name recognition; and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company.

  The Company also faces indirect competition from system integrators. The Company relies on a number of system integration firms for implementation and other services, as well as recommendations of its products during the evaluation stage of the purchasing process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with these third parties, the Company's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater financial, marketing, service, support, technical and other resources than the Company, will not market software products in competition with the Company in the future or otherwise reduce or discontinue their relationships with or support of the Company and its products. See "System Integrators and Distribution Partners"and "Business--Competition."

  It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, the Company expects competition to increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which may could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations and financial condition.

  System Integrators and Distribution Partners. Since 1994, the Company has increased its reliance on sales through system integrators and distributors. The Company relies on system integrators and distributors for the identification of prospective customers and for substantial sales, service and support efforts which the Company would otherwise have to provide directly. Most of the Company's system integrators and distributors do not have long-standing relationships with the Company and may cease actively marketing the Company's products at any time. Some of the Company's system integrators and distributors also offer competing products or systems manufactured by third parties or themselves. Any failure by the Company to maintain its existing relationships or to establish new relationships with system integrators or distributors would have a material adverse effect on the Company's business, results of operations and financial condition. If the Company is unable to recruit or adequately train a sufficient number of system integrators or distributors, or if for any reason such system integrators or distributors do not have or devote the resources necessary to facilitate implementation of the Company's products or if such system integrators or distributors adopt a competing product or technology, the Company's business, results of operations and financial condition would be materially adversely affected.

  Market Acceptance of Windows NT and Other Core Microsoft Technologies. The Company's success depends upon the continued acceptance and use in critical business applications of Microsoft's Windows NT platform and other core Microsoft technologies, such as the Windows NT Server, the Microsoft SQL Server database and related Back Office software on which the Company's products are based. For the first six months of 1996, approximately 80% of the Company's license revenues were generated from Windows NT-based software. There can be no assurance that the Windows NT platform will continue to achieve market acceptance. If the Windows NT platform market fails to grow or grows more slowly than anticipated or becomes obsolete, the Company's business, results of operations and financial condition would be materially adversely affected. See "Business--Industry Background" and "--Products and Technology."

  Technological Change and New Products. The document management and workflow software market in which the Company participates is characterized by rapid technological change, frequent product introductions and improvements and decreasing prices for both hardware and software. Accordingly, the Company's success will depend in part upon its ability to develop product enhancements and new products that keep pace with continuing changes in technology and customer preferences while remaining price competitive. There can be no assurance that the Company will be successful in developing product enhancements or new products to keep abreast of changing technologies, that it will be able to introduce such products on a timely basis or that any such products or enhancements will be successful in the marketplace. The Company's failure to develop technological improvements or to adapt its products to technological change on a timely basis would, over time, have a material adverse effect on the Company's business, results of operations and financial condition. The introduction of new or enhanced products requires the Company to manage the transition from older products. The Company must encourage the transition of customers to new product releases in order to minimize the costs associated with supporting multiple product versions. The Company has from time to time experienced delays in the shipment of new products. There can be no assurance that the Company will manage successfully future product transitions.

  The Company has incurred, and expects to continue to incur, substantial expenses associated with the introduction and promotion of new products, including its @Work family of products for the Internet and its AppReady products for industry applications. There can be no assurance that the expenses incurred will not exceed development budgets, that the Company will introduce products in a timely fashion, if at all, or that such products will achieve market acceptance and generate sales sufficient to offset development costs. In addition, programs as complex as those offered by the Company may contain a number of undetected errors or defects when they are first introduced or as new versions are released. There can be no assurance that, despite testing by the Company, errors will not be found in future releases of the Company's products, which would negatively affect market acceptance of these products. The success of the Company's @Work family of products for the Internet, the first of which are scheduled to be released before the end of 1996, will depend upon the acceptance of the Internet, intranets and the World Wide Web technologies. As the commercial market for products for use on the Internet and World Wide Web have only recently begun to develop, there can be no assurance that the Company's new products or enhancements will meet customer requirements or be compatible with the emerging standards of the Internet or World Wide Web. Furthermore, the Internet and the World Wide Web may not prove to be a viable network with the necessary speed, data capability and security to support document workflow applications, and there can be no assurance that the Internet and the World Wide Web will be able to support the demands placed on it by continued growth. If the Internet and the World Wide Web do not become a viable network, the Company's business would be materially adversely affected. See "Business--Products and Technology" and "--Research and Development."

  International Sales. The Company's international sales for the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996 represented approximately 8%, 25% and 20% of the Company's total revenues, respectively. The Company intends to allocate additional resources to increase international sales as a percentage of the Company's total revenues in the future. There can be no assurance that the Company will achieve this objective. If the Company fails to increase international sales, or maintain current levels of revenues, the Company's business would be materially adversely affected.

  In addition, the Company will be subject to the normal risks of international sales, such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collections and the requirement of complying with export laws and a wide variety of foreign laws. Although the Company has not previously experienced any difficulties under foreign law in exporting its products to other countries, there can be no assurance that the Company will not experience such difficulties in the future. Any such difficulties would have a material adverse effect on the Company's international sales. In addition, because the Company invoices certain of its foreign sales in local currency and does not hedge these transactions, fluctuations in exchange rates could materially adversely affect revenues and costs, and could create significant foreign currency losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management of Growth; Key Personnel. The Company's ability to manage effectively its future growth, if any, will require it to continue to improve its operational, financial and management controls; accounting and reporting systems; and other internal processes. There can be no assurance that the Company will experience any future growth, or if such growth occurs, that the Company will be able to make such improvements in an efficient and timely manner or that such improvements will be sufficient to manage its growth. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The success of the Company depends to a large extent on its ability to retain and attract highly skilled personnel, including key management, technical and sales and marketing personnel. During 1995 and early 1996, the Company experienced various changes in its senior management team and engineering and sales personnel, requiring the replacement of some of its executives and senior managers. There can be no assurance that the Company will be able to retain its key personnel or that it will be able to attract sufficient qualified employees to support growth in the Company's business. Competition for employees in the software industry is intense. Accordingly, if the business of the Company grows, it may become increasingly difficult to hire, train and assimilate new employees as needed. The Company's inability to retain and attract key employees would have a material adverse effect on the Company's product development and results of operations. See "Management."

  Dependence on Proprietary Rights; Uncertainty of Obtaining Licenses. The Company's success depends in part upon protecting its proprietary technology. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and since the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. Although the Company has received communications asserting that its products infringe the proprietary rights of third parties or seeking indemnification against such infringement, the Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that other third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's market grows and the functionality of products in different markets overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would materially adversely affect the Company's business, results of operations and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

  Risk of Product Defects. Software products as internally complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing during product development, the Company has been forced to delay commercial release of products until the correction of software problems, and in some cases, has provided product enhancements to correct errors or defects in released products. The Company could, in the future, lose revenues as a result of software errors or defects. The Company's products and future products are intended for use in applications that are critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or defects will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Product Liability. The Company's license agreements with its customers typically contain provisions intended to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Furthermore, although the Company carries product liability insurance coverage, there can be no assurance that such insurance coverage will be sufficient in the event of a successful product liability claim brought against the Company. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

  No Prior Public Market for Common Stock; Possible Volatility of Stock
Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may materially adversely affect the market price of the Company's Common Stock.

  Shares Eligible for Future Sale; Registration Rights. Sales of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this offering, the Company will have 7,296,472 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants, based upon the number of shares outstanding as of June 30, 1996. All of the 2,000,000 shares offered hereby will be freely tradeable (unless held by affiliates of the Company) without restriction. The remaining 5,296,472 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Of such shares, approximately 95,167 will be freely tradeable (unless held by affiliates of the Company) without restriction. The Company's directors, executive officers and certain of its stockholders, who in the aggregate hold approximately 98% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this offering, have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC. Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon expiration of the 180-day lock-up agreements, approximately 3,903,225 additional shares of Common Stock (including approximately 548,990 shares subject to outstanding vested options) will become eligible for public resale, subject in some cases to volume limitations pursuant to Rule 144. The remaining approximately 1,887,529 shares held by existing stockholders (including 40,459 shares issuable upon exercise of certain outstanding warrants) will become eligible for public resale at various times over a period of less than two years following the completion of this offering, subject in some cases to vesting provisions and volume limitations. 4,120,334 of the shares outstanding immediately following the completion of this offering (including 21,071 shares issuable upon the exercise of certain outstanding warrants) will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. The number of shares sold in the public market could increase if registration rights are exercised and such sales may have an adverse effect on the market price of the Common Stock. Furthermore, the Securities and Exchange Commission has proposed amendments to Rules 144 and 144(k) which, if adopted, would substantially increase the number of Restricted Shares available for sale in the public market beginning 180 days after the date of this Prospectus. To the extent that a significant portion of the Restricted Shares are sold by the holders thereof, such sales may materially adversely affect the market price of the Company's Common Stock. A significant decline in the price of the Company's Common Stock due to these or other factors would reduce the ability of the Company to obtain significant operating capital through the offering of additional shares of such Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

  Anti-Takeover Effect of Certain Charter and Bylaws Provisions and Delaware Law. The Company intends to reincorporate in Delaware prior to the closing of this offering. Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting or call a special meeting of stockholders and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Certain Change of Control Provisions."

  Control by Directors, Executive Officers and Affiliated Entities. The Company's directors, executive officers and entities affiliated with them will, in the aggregate, beneficially own approximately 43% of the Company's outstanding shares of Common Stock following the completion of this offering. These stockholders, if acting together, would be able to determine all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. This may prevent or discourage tender offers for the Company's Common Stock or changes in the control of the Company unless the terms are approved by such stockholders. See "Principal Stockholders."

  Discretion as to Use of Proceeds. The Company has no specific plans to use the net proceeds from this offering other than to pay down debt from capital lease obligations of approximately $2.0 million. The Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. See "Use of Proceeds."

  Immediate and Substantial Dilution. Investors participating in this offering
will incur immediate and substantial dilution of $    in tangible book value
per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

  Lack of Dividends. The Company has not paid any dividends and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

  The Company was incorporated in California in February 1986, and the Company expects to reincorporate in Delaware prior to the closing of this offering. Unless the context otherwise requires, references in this Prospectus to "ViewStar" and the "Company" refer to ViewStar Corporation, a Delaware corporation, and its subsidiaries, and where applicable, its California predecessor. The Company's principal executive offices are located at 1101 Marina Village Parkway, Alameda, California 94501. Its telephone number is
(510) 337-2000. The Company maintains a site on the World Wide Web. Information contained in the Company's Web site shall not be deemed part of this Prospectus.

  ViewStar, Process Architect and Process@Work are trademarks of the Company. All other trade names or trademarks appearing in this Prospectus are the property of their respective holders.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed initial public
offering price of $      per share, are estimated to be $         ($       if
the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal Stockholders."

  The Company intends to use the net proceeds of this offering primarily for working capital, to pay down debt from capital lease obligations of approximately $2.0 million and for other general corporate purposes, including expansion of general sales and marketing, customer support and internal infrastructure activities to accommodate anticipated growth in the Company's business and customer base. The amounts actually expended by the Company for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. Therefore, the Company's management will retain broad discretion in the allocation of the net proceeds from this offering. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific plans, agreements or commitments and is not currently engaged in any negotiations for any such acquisition. Pending the uses described above, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company's current loan agreement with a bank prohibits the payment of dividends without the bank's prior written consent.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the net exercise of certain outstanding warrants to purchase Common Stock prior to the closing of this offering and (iii) the capitalization as adjusted to reflect the sale by the Company of 2,000,000 shares of the Common Stock offered hereby at an assumed initial offering price
of $    , and the application of the net proceeds therefrom.

                                                         JUNE 30, 1996
                                                 --------------------------------
                                                  ACTUAL   PRO FORMA  AS ADJUSTED
                                                 --------  ---------  -----------
                                                  (IN THOUSANDS, EXCEPT SHARE
                                                             DATA)
Noncurrent portion of capital lease obligations
 and notes payable.............................  $    747  $    747
                                                 --------  --------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; actual--
   5,950,000 shares authorized, 1,357,851
   shares issued and outstanding; pro forma and
   as adjusted--2,000,000 shares authorized,
   none issued and outstanding.................         1        --
  Common stock, $0.001 par value; actual--
   40,000,000 shares authorized, 3,880,829
   shares issued and outstanding; pro
   forma--25,000,000 shares authorized,
   5,296,472 shares issued and outstanding; as
   adjusted--25,000,000 shares authorized,
   7,296,472 shares issued and outstanding(1)..         4         5
  Additional paid-in capital...................    27,440    27,440
  Notes receivable from stockholders...........      (450)     (450)
  Accumulated deficit..........................   (32,066)  (32,066)
                                                 --------  --------
   Total stockholders equity (deficit).........    (5,071)   (5,071)
                                                 --------  --------
   Total capitalization........................  $ (4,324) $ (4,324)
                                                 ========  ========

- ---------------------
(1) Excludes 40,459 shares issuable upon the exercise of certain outstanding warrants to purchase Common Stock at a weighted average exercise price of $9.30 per share and an aggregate of 857,019 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.37 per share. See "Management--Stock Plans" and "Description of Capital Stock--Warrants."

                                   DILUTION

  The pro forma net tangible book deficit of the Company as of June 30, 1996, was approximately $5,071,000 or $0.96 per share. Pro forma net tangible book deficit per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of pro forma outstanding shares of Common Stock, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. After giving effect to the sale of the 2,000,000 shares of Common Stock offered by
the Company hereby at an assumed initial public offering price of $     per
share (after deducting estimated underwriting discounts and commissions and offering expenses), the pro forma as adjusted net tangible book value of the
Company at June 30, 1996 would have been approximately $   million or $   per
share. This represents an immediate increase in such net tangible book value
of $   per share to existing stockholders and an immediate dilution of $   per
share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $
  Pro forma net tangible book deficit per share as of June 30,
   1996......................................................... $(0.96)
  Increase per share attributable to new investors..............
                                                                 ------
Pro forma as adjusted net tangible book value per share after this offering..................................................
                                                                         ------
Dilution per share of Common Stock to new investors.............         $
                                                                         ======

  The following table summarizes on a pro forma basis, as of June 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Common
Stock offered hereby at an assumed initial public offering price of $     per
share.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing Stockholders........... 5,296,472   72.6% $26,951,000           $5.10
New Investors (1)............... 2,000,000   27.4
                                 ---------  -----  -----------   ---     -----
  Total......................... 7,296,472  100.0%
                                 =========  =====  ===========   ===     =====

- ---------------------
(1) Excludes 40,459 shares issuable upon the exercise of certain outstanding warrants to purchase Common Stock at a weighted average exercise price of $9.30 per share and an aggregate of 857,019 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.37 per share. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and "Description of Capital Stock-- Warrants."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information should be read in conjunction with the Company's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1994 and December 31, 1995 are derived from the consolidated financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere herein. The consolidated statements of operations data for the two years ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from unaudited consolidated financial statements not included in this Prospectus. The consolidated statements of operations data for the six months ended June 30, 1995 and 1996 and the consolidated balance sheet data at June 30, 1996 are derived from the Company's unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.

                                                                        SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                   JUNE 30,
                         ---------------------------------------------  -----------------
                          1991     1992     1993      1994      1995      1995     1996
                         -------  -------  -------  --------  --------  --------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Revenues:
  License fees.......... $ 6,580  $10,790  $15,847  $ 10,436  $ 13,031  $ 4,062   $ 7,457
  Services..............   3,381    6,616   10,205    11,857    12,137    5,510     7,284
  Hardware..............   2,489    5,725    2,044       519        70       72       --
                         -------  -------  -------  --------  --------  -------   -------
   Total revenues.......  12,450   23,131   28,096    22,812    25,238    9,644    14,741
                         -------  -------  -------  --------  --------  -------   -------
 Cost of revenues:
  License fees..........     140      481      606       720       536      277       553
  Services..............   2,298    4,703    6,695     7,995     7,959    4,075     4,033
  Hardware..............   1,355    3,929    1,348        42       --       --        --
                         -------  -------  -------  --------  --------  -------   -------
   Total cost of
    revenues............   3,793    9,113    8,649     8,757     8,495    4,352     4,586
                         -------  -------  -------  --------  --------  -------   -------
   Gross profit.........   8,657   14,018   19,447    14,055    16,743    5,292    10,155
                         -------  -------  -------  --------  --------  -------   -------
 Operating expenses:
  Sales and marketing...   5,188    8,627   12,894    15,568    14,912    7,635     6,284
  Research and
   development..........   2,997    3,559    5,814     6,617     5,572    3,015     2,436
  General and
   administrative.......   1,365    2,058    2,615     2,914     1,970    1,153       944
  Nonrecurring charges..     --       --       --         78     1,740      367       --
                         -------  -------  -------  --------  --------  -------   -------
   Total operating
    expenses............   9,550   14,244   21,323    25,177    24,194   12,170     9,664
                         -------  -------  -------  --------  --------  -------   -------
   Operating income
    (loss)..............    (893)    (226)  (1,876)  (11,122)   (7,451)  (6,878)      491
 Other income
  (expense).............      52     (109)    (320)      (85)     (456)    (161)      (77)
                         -------  -------  -------  --------  --------  -------   -------
   Income (loss) before
    income taxes........    (841)    (335)  (2,196)  (11,207)   (7,907)  (7,039)      414
 Income taxes...........     --        77      119        55        49       32        11
                         -------  -------  -------  --------  --------  -------   -------
   Net income (loss).... $  (841) $  (412) $(2,315) $(11,262) $ (7,956) $(7,071)  $   403
                         =======  =======  =======  ========  ========  =======   =======
 Pro forma net income
  (loss) per share......                                      $  (1.37) $ (1.22)  $  0.06
                                                              ========  =======   =======
 Shares used in per
  share
  computations (1)......                                         5,810    5,789     6,857
                                                              ========  =======   =======
                                       DECEMBER 31,
                         ---------------------------------------------  JUNE 30,
                          1991     1992     1993      1994      1995      1996
                         -------  -------  -------  --------  --------  --------
CONSOLIDATED BALANCE
 SHEET DATA:
 Working capital
  deficit............... $ 5,119  $ 4,666  $ 5,800  $ (3,513) $(10,585) $(6,718)
 Deferred revenue.......     579    1,760    6,121     9,767    10,625    8,718
 Total assets...........   9,395   15,199   18,581    17,856    12,380   11,298
 Short-term debt........     864    3,262      701     2,446     3,055      946
 Long-term
  obligations...........     304      626      857       955       994      747
 Stockholders' equity
  (deficit).............   5,801    5,546    7,175      (978)   (8,829)  (5,071)

- ---------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of pro forma net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus includes forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company was incorporated in 1986 and shipped its first product in 1988. The Company provides client/server document workflow software that enables customers to automate and improve document-intensive business processes. The Company's license fee revenue rose consistently from 1989 through 1993. License fee revenue decreased in 1994 compared to 1993 primarily as a result of customer dissatisfaction with the Company's inability to fulfill customer service and support demands that particularly arose from several large orders received in the second half of 1993. Such customer dissatisfaction and the resulting lost revenue opportunities also contributed to a significant number of resignations in the Company's direct sales force, which had further adverse effects on license fee revenue through the first half of 1995. The Company addressed these problems by (i) expanding its use of system integrators and distributors to market the Company's products and service its customer base,
(ii) strengthening its senior management team, (iii) restructuring its sales and distribution organization, (iv) adding employees to meet service and support requirements and (v) adding employees to redevelop the Company's core technology focusing on Windows NT. Costs associated with certain of these actions, combined with reduced revenues, resulted in net losses in 1994 and 1995 of $11.3 million and $8.0 million, respectively. Favorable market acceptance of Releases 4.0 and 4.1, focused on Windows NT, in the third and fourth quarters of 1995, combined with decreases in operating expenses, provided the Company with renewed revenue growth and improved operating results. The Company operated profitably for the first two quarters of 1996 and was also profitable in the third and fourth quarters of 1995, before nonrecurring charges. Although the Company has recently experienced revenue growth, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. There can be no assurance that the Company's business can operate profitably on a sustained basis in the future.

  Prior to 1994, a portion of the Company's revenues consisted of sales of hardware, including optical storage devices, scanners and high speed printers, as part of its document workflow systems. Since 1994, the Company has not sold hardware directly to customers, but instead has relied on outside hardware distributors to make direct hardware sales to the Company's customers.

  The Company's international sales for the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996 represented approximately 8%, 25% and 20% of the Company's total revenues, respectively. The Company intends to allocate additional resources to increase international sales as a percentage of the Company's total revenues in the future. There can be no assurance that the Company will achieve additional revenues from international sales. If the Company fails to increase international sales, the Company's business would be materially adversely affected. See "Risk Factors-- International Sales."

  Substantially all of the Company's revenues are derived from licenses of the ViewStar System and related consulting and maintenance services. Software license fee revenue is recognized when (i) a signed contract exists, (ii) delivery has occurred, (iii) the fee is fixed and collectibility is probable and (iv) remaining vendor obligations are insignificant. Generally, revenue from the sale of software licenses through distributors is recognized after contract signing and shipment and upon the earlier of sale to an end user or upon receipt of nonrefundable cash payments from the distributors. Revenue from software installation and consulting contracts is recognized as services are performed. Revenue from software maintenance agreements is recognized ratably over the service period. The Company has not capitalized any software development costs to date.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

  REVENUES

  Total Revenues. Total revenues increased 52.9% to $14.7 million for the six months ended June 30, 1996 compared to $9.6 million for the comparable period in 1995. The increase was due primarily to increased license fee revenue resulting from increased market acceptance of the Company's products.

  License Fees. License fee revenue increased 83.6% to $7.5 million for the six months ended June 30, 1996 compared to $4.1 million for the comparable period in 1995. The increase was due to the increased market acceptance of the Company's products, especially versions 4.0 and later, which were first introduced in the second half of 1995 and are focused on Windows NT, and to the increased referenceability of the Company's installed customer base. The Company does not believe that this rate of license fee revenue growth is sustainable into the future, and year-to-year comparisons should not be relied upon as indicative of future results.

  Services. Service revenue, which includes revenue for both consulting service revenue and maintenance fees, increased 32.2% for the six months ended June 30, 1996 to $7.3 million from $5.5 million for the comparable period in 1995 due to increased license fee revenue in the second half of 1995, which resulted in the increase in both maintenance fees and the demand for the Company's consulting services. Additionally, consulting services increased due to the addition of several new service providers allowing the Company to meet the demand for installation, upgrade and other consulting services. Consulting service revenue increased 49.1% to $3.6 million for the six months ended June 30, 1996 from $2.4 million for the comparable period in 1995 due to the increased demand for consulting services. Maintenance fees increased 19.1% to $3.7 million for the six months ended June 30, 1996 from $3.1 million for the comparable period in 1995 due to increases in maintenance renewals and the increased license fee revenue.

  COST OF REVENUE

  License Fees. Cost of license fee revenue consists of commissions paid to partners for their participation in certain license transactions, royalty payments to third party software vendors and costs of product media, duplication and packaging. Cost of license fee revenue increased to $553,000, or 7.4% of license fee revenue, for the six month period ended June 30, 1996, compared to $277,000, or 6.8% of license fee revenue, for the comparable period in 1995. This increase as a percentage of license fee revenue was due to a relatively large commission paid to a partner on a license transaction which was partially offset by a percentage decrease in royalty payments to third party software vendors.

  Services. Cost of service revenue consists primarily of the cost of providing implementation, consulting, maintenance and training services. Cost of service revenue includes both direct costs and the cost of third party consulting providers. Cost of service revenue was $4.0 million, or 55.4% of service revenue, for the six months ended June 30, 1996, compared to $4.1 million, or 74.0% of service revenue, for the comparable period in 1995. This decrease in cost of service revenue was due to a reduction in the Company's headcount in consulting and customer support from early 1995 levels reflecting the Company's increased use of third party service providers. The Company expects cost of service revenue as a percentage of service revenue to fluctuate and does not expect cost of service revenue to continue to decrease, in absolute dollars or as a percentage of service revenue.

  OPERATING EXPENSES

  Sales and Marketing. Sales and marketing expense consists primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expense, and travel, entertainment and promotional expense. Sales and marketing expense decreased to $6.3 million, or 42.6% of total revenues, for the six months ended June 30, 1996, from $7.6 million, or 79.2% of total revenues, for the comparable period in 1995. The decrease in sales and marketing expense in absolute dollars and as a percentage of total revenues was due to reductions in headcount. The Company expects sales and marketing expense to increase in absolute dollars, but not necessarily as a percentage of total revenues.

  Research and Development. Research and development expense consists primarily of costs of personnel and equipment needed to conduct the Company's product development efforts. Research and development expense decreased to $2.4 million, or 16.5% of total revenues, for the six months ended June 30, 1996, from $3.0 million, or 31.3% of total revenues, for the comparable period in 1995, due to a reduction in headcount and decreased utilization of third party consultants for product testing. The Company is committed to providing continuing enhancements to current products as well as to developing new technologies for the future. The Company expects research and development expense to increase in absolute dollars and to fluctuate as a percentage of total revenues in the future.

  General and Administrative. General and administrative expense consists primarily of the salaries of the Company's executive, administrative and financial personnel and outside legal, audit and associated administration expenses. General and administrative expense was $944,000, or 6.4% of total revenues, for the six months ended June 30, 1996, compared to $1.2 million, or 12.0% of total revenues, for the comparable period in 1995, due to reductions in both headcount and bad debt expense. The Company expects general and administrative expense to increase in absolute dollars and to fluctuate as a percentage of total revenues in the future.

  Nonrecurring Charges. The Company incurred nonrecurring charges of $367,000 in the first half of 1995 which included such items as severance pay, educational programs and job search fees in connection with a reduction in headcount. There was no such similar expense incurred during the six months ended June 30, 1996.

  OTHER INCOME (EXPENSE)

  Other income (expense) consists of interest income earned on short term investments and interest expense incurred on lines of credit, bank loans and capital leases. Other expense decreased to $77,000 for the six months ended June 30, 1996 from $161,000 for the comparable period in 1995 due to decreased interest expense from reduced borrowings during the first half of 1996. See "Liquidity and Capital Resources."

  INCOME TAXES

  Income tax expense decreased to $11,000 for the six months ended June 30, 1996 from $32,000 for the comparable period in 1995. These expenses reflect foreign taxes incurred on certain foreign license fee revenue. The Company incurred a net loss in the 1995 period and no provision for tax was required. As of December 31, 1995, the Company had net operating loss carryforwards in the amount of $22.7 million for federal income tax purposes, expiring from 2003 through 2010, and $9.2 million for state franchise tax purposes expiring from 1996 through 2000. In addition, as of December 31, 1995, the Company had federal and state research and development credit carryforwards of $920,000 and $605,000 respectively, expiring from 2001 through 2010. Due to the change of ownership provisions of the Tax Reform Act of 1986, the availability of the Company's net operating loss and credit carryforwards will be subject to an annual limitation against taxable income in future periods if a change of ownership for income tax purposes should occur over a three year period, which could substantially limit the eventual tax utilization of these carryforwards.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  REVENUES

  Total Revenues. Total revenues increased 10.6% to $25.2 million for 1995 from $22.8 million for 1994 due to increased license fee revenue. Total revenues decreased 18.8% to $22.8 million for 1994 from $28.1 million for 1993 because of weakened demand for the Company's products and the factors described in "Overview" above.

  License Fees. License fee revenue increased 24.9% to $13.0 million for 1995 compared to $10.4 million for 1994 due to stronger demand for the Company's
4.0 and 4.1 product versions released in 1995. License fee revenue decreased 34.1% to $10.4 million for 1994 from $15.8 million for 1993, due in part to customer dissatisfaction with the Company's inability to fulfill customer service and support demands that particularly arose from several large orders received in the second half of 1993. Such customer dissatisfaction and resulting lost revenue opportunities also contributed to a significant number of resignations in the Company's direct sales force, which had further adverse effects on license fee revenue.

  Services. Service revenue increased 2.4% to $12.1 million for 1995 from $11.9 million for 1994, due to an increase in maintenance fees, offset by a reduction in consulting service revenue. Service revenue increased 16.2% to $11.9 million in 1994 from $10.2 million for 1993, primarily because of increases in maintenance and training fees due to the expansion of the Company's installed base. Consulting service revenue decreased 16.1% to $5.7 million for 1995 from $6.8 million for 1994. This decrease reflected a reduction in services personnel and increased reliance on third party consulting providers to provide consulting services, as described above. Consulting service revenue decreased 4.8% to $6.8 million for 1994 from $7.2 million for 1993 due to decreased demand resulting from lower license fee revenue. Maintenance fees for 1995 increased 27.4% to $6.4 million from $5.0 million for 1994, due to the expansion of the Company's installed base. Maintenance fees increased 65.4% to $5.0 million for 1994 from $3.0 million for 1993, due to the increase in 1993 license fee revenue.

  Hardware. Hardware revenue declined to $70,000 in 1995 from $519,000 and $2.0 million in 1994 and 1993, respectively, due to the Company's decision to rely on third parties to sell hardware to its customers. The Company does not expect to generate hardware revenue in the future.

  COST OF REVENUE

  License Fees. Cost of license fee revenue was $536,000, or 4.1% of license fee revenue, for 1995, compared to $720,000, or 6.9% of license fee revenue, for 1994, due to reductions in third party royalties on the new version of the Company's products. Cost of license fee revenue was $720,000 for 1994, compared to $606,000, or 3.8% of license fee revenue, for 1993, due to higher production costs and royalties paid to third parties.

  Services. Cost of service revenue was $8.0 million, or 65.6% of service revenue, for 1995 compared to $8.0 million, or 67.4% of service revenue, for 1994, reflecting an increased use of third party consulting providers, offset by a decrease in consulting headcount. Cost of service revenue was $8.0 million for 1994 compared to $6.7 million, or 65.6% of service revenue for 1993, due to the increase in headcount in the latter part of 1994 and an increase in the cost of third party service providers.

  Hardware. Since 1994, the Company has not sold hardware directly to customers, but instead has relied on outside hardware distributors to make direct hardware sales to the Company's customers. As a result, the cost of hardware for 1995 was zero compared to $42,000, or 8.1% of hardware revenue, for 1994. The cost of hardware for 1994 was $42,000 compared to $1.3 million, or 65.9% of hardware revenue, for 1993. The Company does not anticipate having any costs associated with the sale of hardware in the future.

  OPERATING EXPENSES

  Sales and Marketing. Sales and marketing expense decreased to $14.9 million, or 59.1% of total revenues, for 1995 from $15.6 million, or 68.2% of total revenues, for 1994 resulting from expense reductions due to decreased headcount in both departments, partially offset by increases in costs and commissions associated with higher revenues. Sales and marketing expense increased to $15.6 million for 1994 from $12.9 million, or 45.9% of total revenues, for 1993 due primarily to personnel increases intended to provide sales support for anticipated 1994 revenue growth, together with an additional $1.0 million in expenses relating to the formation and operation of the U.K. subsidiary.

  Research and Development. Research and development expense decreased to $5.6 million, or 22.1% of total revenues, for 1995 from $6.6 million, or 29.0% of total revenues, for 1994 due to a modest reduction in personnel and cost containment measures. Research and development expense increased to $6.6 million for 1994 from $5.8 million, or 20.7% of total revenues, for 1993 due to increased staffing of software engineers required to enhance the Company's product line. The Company is committed to providing continuing enhancements to current products as well as to developing new technologies for the future. The Company expects to continue to invest heavily in research and development in future periods.

  General and Administrative. General and administrative expense decreased to $2.0 million, or 7.8% of total revenues for 1995 from $2.9 million, or 12.8% of total revenues, for 1994 due primarily to reductions in headcount. General and administrative expenses increased to $2.9 million for 1994 from $2.6 million, or 9.3% of total revenues, for 1993 due to increases in staffing in 1993 and 1994.

  Nonrecurring Charges. During 1995, the Company incurred $1.7 million in nonrecurring expenses consisting of legal fees and settlement costs associated with the termination of a proposed merger and expenses such as severance pay, educational programs and job search fees resulting from a reduction in headcount. The Company incurred $78,000 in severance related expense in 1994 and incurred no such similar expense in 1993.

  OTHER INCOME (EXPENSE)

  Other expense increased to $456,000 for 1995 from $85,000 for 1994 due to increased interest expense incurred in 1995 related to the Company's Line of Credit, Bridge Loan and additional financings of capital equipment. Other expense decreased to $85,000 in 1994 from $320,000 for the comparable period in 1993, due to decreased interest expense from reduced borrowings in 1994 compared to 1993. See "Liquidity and Capital Resources."

  INCOME TAXES

  Income tax expense for 1995 decreased to $49,000 from $55,000 for 1994, primarily due to a slight decrease in state and foreign tax obligations. Income tax expense decreased to $55,000 for 1994 from $119,000 for 1993, due to the increased losses in 1994.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth certain unaudited consolidated financial information for each of the six quarters ended June 30, 1996, as well as such data expressed as a percentage of the Company's total revenues for the period indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such statements of operations data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                           THREE MONTHS ENDED
                         ------------------------------------------------------------
                         MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,  MAR. 31, JUNE 30,
                           1995       1995       1995       1995      1996     1996
                         --------   --------   ---------  --------  -------- --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
 Revenues:
  License fees.......... $ 1,086    $ 2,976     $4,428     $4,541    $3,457   $4,000
  Services..............   2,723      2,787      3,085      3,542     3,483    3,801
  Hardware..............      27         45         (2)       --        --       --
                         -------    -------     ------     ------    ------   ------
   Total revenues.......   3,836      5,808      7,511      8,083     6,940    7,801
   Total cost of
    revenues............   2,268      2,084      1,925      2,218     2,198    2,388
                         -------    -------     ------     ------    ------   ------
   Gross profit.........   1,568      3,724      5,586      5,865     4,742    5,413
                         -------    -------     ------     ------    ------   ------
 Operating expenses:
  Sales and marketing...   3,483      4,152      3,496      3,781     2,980    3,304
  Research and
   development..........   1,528      1,487      1,290      1,267     1,193    1,243
  General and
   administrative.......     562        591        421        396       433      511
  Nonrecurring charges..     320         47        602        771       --       --
                         -------    -------     ------     ------    ------   ------
   Total operating
    expenses............   5,893      6,277      5,809      6,215     4,606    5,058
                         -------    -------     ------     ------    ------   ------
   Operating income
    (loss)..............  (4,325)    (2,553)      (223)      (350)      136      355
 Other income
  (expense).............     (47)      (114)      (146)      (149)      (22)     (55)
                         -------    -------     ------     ------    ------   ------
   Income (loss) before
    taxes...............  (4,372)    (2,667)      (369)      (499)      114      300
 Income taxes...........     --          32        --          17        11      --
                         -------    -------     ------     ------    ------   ------
   Net income (loss).... $(4,372)   $(2,699)    $ (369)    $ (516)   $  103   $  300
                         =======    =======     ======     ======    ======   ======
 Pro forma net income
  (loss) per share (1).. $ (0.76)   $ (0.46)    $(0.06)    $(0.09)   $ 0.02   $ 0.04
                         =======    =======     ======     ======    ======   ======
 Shares used in per
  share computations
  (1)...................   5,764      5,813      5,821      5,843     6,456    7,257
                         =======    =======     ======     ======    ======   ======
                                   AS A PERCENTAGE OF TOTAL REVENUES
                         ------------------------------------------------------------
 Revenues:
  License fees..........    28.3%      51.2%      58.9%      56.2%     49.8%    51.3%
  Services..............    71.0       48.0       41.1       43.8      50.2     48.7
  Hardware..............     0.7        0.8        --         --        --       --
                         -------    -------     ------     ------    ------   ------
   Total revenue........   100.0      100.0      100.0      100.0     100.0    100.0
   Total cost of
    revenues............    59.1       35.9       25.6       27.5      31.7     30.6
                         -------    -------     ------     ------    ------   ------
   Gross profit.........    40.9       64.1       74.4       72.5      68.3     69.4
                         -------    -------     ------     ------    ------   ------
 Operating expenses:
  Sales and marketing...    90.8       71.5       46.6       46.8      43.0     42.3
  Research and
   development..........    39.9       25.6       17.2       15.7      17.2     15.9
  General and
   administrative.......    14.7       10.2        5.6        4.9       6.2      6.6
  Nonrecurring charges..     8.3        0.8        8.0        9.5       --       --
                         -------    -------     ------     ------    ------   ------
   Total operating
    expenses............   153.7      108.1       77.4       76.9      66.4     64.8
                         -------    -------     ------     ------    ------   ------
   Operating income
    (loss)..............  (112.8)     (44.0)      (3.0)      (4.4)      1.9      4.6
 Other income
  (expense).............    (1.2)      (2.0)      (1.9)      (1.8)     (0.3)    (0.7)
                         -------    -------     ------     ------    ------   ------
   Income (loss) before
    taxes...............  (114.0)     (46.0)      (4.9)      (6.2)      1.6      3.9
 Income taxes...........     --         0.5        --         0.2       0.2      --
                         -------    -------     ------     ------    ------   ------
   Net income (loss)....  (114.0)%    (46.5)%     (4.9)%     (6.4)%     1.4%     3.9%
                         =======    =======     ======     ======    ======   ======

- ---------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of pro forma net income (loss) per share.

  The Company's license fee revenue is difficult to forecast because the Company's sales cycle is relatively long and quarterly revenues depend on a relatively few large contracts that are subject to changes in customer budgets and general economic conditions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are relatively fixed, the timing of revenues from a single contract can cause significant fluctuations in operating results from quarter to quarter and may materially adversely affect operating results. The Company historically has operated with little backlog because its software products are generally shipped as orders are received. As a result, license fee revenue in any quarter depends substantially on orders booked and shipped in that quarter. Further, relatively few contracts may constitute a significant portion of the operating profits in any quarter. Historically, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, with these revenues frequently concentrated in the last week of the quarter. In addition, changes in levels of consulting activity and seasonality in training revenues, which tend to lag license fee revenue by approximately one quarter, have resulted in variability of services revenues from quarter to quarter.

  The Company has generally realized lower license fee revenue in the first quarter of the year than in the immediately preceding quarter. The Company believes that this has been primarily due to the structure of the Company's sales commission program and the concentration by some customers of larger capital purchases in the fourth quarter of the calendar year, followed by lower purchasing activity during the first quarter of the next calendar year. To the extent that international operations in the future constitute a higher percentage of total revenues, the Company anticipates that it may also experience relatively weaker demand in the quarter ending September 30 as a result of reduced customer activity in Europe during the summer months. As a result of these factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors--Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations through the private sale of equity securities totaling $27.0 million, borrowings from its principal stockholders and bank indebtedness. The Company's cash balance as of June 30, 1996 was $2.3 million. Net cash used in operating activities was $14,000, $1.8 million and $4.3 million for the first half of 1996, 1995 and 1994, respectively. Under the Company's secured bank line of credit, as of June 30, 1996 up to $4.0 million was available for working capital advances, based upon the level of eligible accounts receivable. The Company has not needed to borrow against this facility during the six months ended June 30, 1996. The Company intends to finance its operations through the initial public offering date with its available cash and borrowings on its bank line of credit, if needed. In June 1995, the Company borrowed $2.0 million from certain of its existing Preferred Stock investors. These borrowings were subordinated to its bank line of credit. This loan was converted to equity in March 1996. See Notes 4 and 7 of Notes to Consolidated Financial Statements.

  The Company's cash used for investing activities has consisted primarily of capital equipment purchases. The Company's total capital expenditures, including those under capital leases, totaled $438,000 for the first half of 1996. The Company forecasts additional capital expenditures of approximately $600,000 during the remainder of 1996. The Company currently has an active lease line, open to provide an additional $700,000 of lease capacity at 8% interest and payable over 36 months, which expires on December 31, 1996.

  The Company had a working capital deficit of $6.7 million at June 30, 1996 and $10.6 million at December 31, 1995. Excluding deferred revenues of $8.7 million at June 30, 1996 and $10.6 million at

December 31, 1995, the Company had positive working capital of $2.0 million at June 30, 1996 and $40,000 at December 31, 1995.

  The Company believes that the net proceeds from this offering together with cash generated by operations and availability under its bank credit facility, will be sufficient to fund the Company's operations for at least one year following the completion of this offering. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company and will not be dilutive to the Company's then current stockholders.

                                   BUSINESS

  ViewStar Corporation provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") allows customers to easily define and change work content, work flows, business rules and user roles, facilitating the rapid design, development and deployment of business process applications. The Company's products are used in a wide variety of applications including consumer and mortgage lending, claims processing, underwriting, trust management, contract management, accounts payable and customer service.

INDUSTRY BACKGROUND

  In today's highly competitive marketplace, companies must continuously improve their core business processes and operations, many of which involve managing and processing vast amounts of information. The increasing volume, variety and complexity of this information poses a significant challenge to organizations for which the efficient and timely processing of information is critical. As a result, companies seek to implement business process automation solutions to shorten document-intensive processing cycles, increase productivity, deliver superior customer service and gain competitive advantage. The rapid adoption of Windows NT and other enabling technologies is providing these companies with the infrastructure to implement enterprise-wide software solutions more rapidly and effectively to address these needs.

  Business Process Reengineering.

  In the early 1990s, in an effort to improve their overall competitiveness, many companies initiated business process reengineering ("BPR") efforts to reinvent their corporate strategies. However, because the successful implementation of these new high-level strategies often required the redesign of business-critical operational processes, companies broadened their BPR focus to include process automation. Examples of such processes include claims processing and underwriting operations in the insurance industry and consumer and mortgage loan processing in the financial services industry. As these BPR efforts continue to gain momentum, companies worldwide increasingly seek innovative software solutions to automate and improve these reengineered business-critical processes.

  Need to Integrate and Manage Structured and Unstructured Data.

  The proliferation of relational database management systems and the growth of client/server computing has fueled deployment of applications that process and manage structured data. Structured data, such as financial or inventory data, is typically stored in the rows and columns of databases. However, these applications and their underlying technologies are not designed to manage the increasing complexity and variety of the information content and transaction requirements inherent in most business processes. According to some industry reports, up to 80% of corporate data is unstructured data, consisting of imaged documents, faxes, electronic documents, forms, mainframe generated reports, digitized voice messages, EDI records and Web documents. For example, loan officers processing loan applications need access to a variety of structured data such as customer and product information and unstructured data including images of applications, credit reports, credit analysis spreadsheets and other documents. As such, the ability to access, manage and process all relevant information content, including the seamless integration of structured and unstructured data, has emerged as a key requirement for business process automation solutions.

  Evolution of Workflow and Document Management Software.

  Initial efforts to automate document-intensive processes began with electronic imaging technologies in the late 1980s. These early image-processing products provided on-line equivalents to paper-based storage and management of business information. These systems focused primarily on storage and retrieval applications and were generally only available on dedicated, expensive and proprietary platforms.

  Workflow technology emerged first with the development of rigid and highly customized workflow software that addressed transaction-based applications focused on automated routing of document images and related information. Although this functionality demonstrated significant benefits both in improved operations efficiency and cost reductions, implementations were costly, limited in scope and difficult to change. At the same time, document management emerged as a means for managing electronic documents and certain other types of unstructured business information. While these solutions provide significant benefits by allowing enterprise access to documents, document management systems do not generally address the fundamental need to automate and improve business processes. These limitations have resulted in growing market demand for solutions which combine sophisticated workflow functionality with the ability to seamlessly manage both structured and unstructured business information, moving beyond basic document management and simple workflow to deliver an integrated application framework to automate and improve document-intensive business processes throughout the enterprise.

  Market Requirements for Rapid Delivery of Enterprise Applications.

  Business process automation software must address a number of critical requirements to successfully automate business processes in today's computing environments. In contrast to many enterprise applications that entail lengthy and costly deployment cycles, successful new enterprise applications must incorporate technologies that facilitate rapid development and deployment. Furthermore, once an application is implemented, companies must be able to quickly and easily alter the application to keep pace with changing business requirements. Companies seek to implement business process automation solutions that can leverage and extend the value of their legacy applications and be cost-effectively deployed across the entire enterprise. Microsoft's enterprise computing architecture, specifically Windows NT as the preferred application server platform and OLE for application integration and delivery, provide an integrated framework to leverage the existing corporate infrastructure and deliver a new class of business process automation software solutions.

  New Opportunities Created by the Internet and World Wide Web Technologies.

  With the adoption of the Internet and intranets, companies have recognized the opportunity to effectively provide their employees, business partners and customers with access to business information. By combinng workflow and document management with Internet and intranet technologies, companies will be able to significantly broaden access to automated business processes within their enterprise. In addition, companies will be able to extend the reach and value of business process automation to include document-based business transactions with their partners and customers beyond the enterprise. As a result, businesses seek next generation business process automation solutions that include Internet and intranet capabilities.

THE VIEWSTAR SOLUTION

  ViewStar provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across their enterprise. The ViewStar Enterprise Document Workflow System (the "ViewStar System") is a client/server application framework software built around Windows NT utilizing Microsoft's enterprise computing architecture. Customers can use ViewStar's object-oriented, application framework to rapidly develop and deploy business-critical, process-intensive applications that integrate structured and unstructured information.

  The Company's products deliver the following benefits to its customers:

  Increased Productivity. The ViewStar System allows customers to automate document-intensive business processes to achieve shortened cycle times, increased productivity, improved customer service and enhanced adaptability to business change. The ViewStar System automates the delivery and flow of work-related information, thereby reducing the time spent by users to locate, access, gather and share information needed to complete their work. The Company's software reduces or eliminates bottlenecks and identifies areas for improvement by monitoring, tracking and reporting on the flow of work. By capturing the information, business rules and workflow logic, the ViewStar System enables companies to establish a "process memory" and facilitates continuous modifications and improvements. The Company's software permits coordination of and reliable access to relevant enterprise-wide information, thereby ensuring the completeness and integrity of data used by individuals, teams and geographically distributed organizations in the performance of their work.

  Rapid Application Development and Deployment. The ViewStar System facilitates rapid development and deployment of customized business process automation solutions. Utilizing Process Architect, ViewStar's visual business process modeler, customers can interactively define the work content, workflow tasks and processes, business rules, user roles and job functions. The product includes an extensive library of re-usable tasks which can be easily configured and included in the workflow process. Using Process Architect, customers can also interactively monitor the process and adapt to changing business needs. To further reduce implementation cycles, the Company intends to offer, before the end of 1996, pre-built application templates incorporating application-specific process models, information and business rules for certain targeted industries.

  Focus on Windows NT and Other Microsoft Technologies. The ViewStar System extensively leverages Microsoft's enterprise computing architecture, including the Windows NT platform, the Windows NT Server, the Microsoft SQL Server database and related Back Office software. The ViewStar System supports Oracle and Sybase databases on both the Windows NT Server, and on the leading UNIX platforms. The Company believes that this approach allows organizations to fully utilize their existing client/server infrastructure, thereby enabling customers to cost effectively acquire and implement the ViewStar System while preserving their investments in their existing computing resources, expertise and trained personnel.

  Enterprise-Wide Scalability. The ViewStar System is designed for enterprise-wide scalability allowing organizations to deploy applications ranging from small departmental applications to large complex systems distributed over multiple locations. The Company's products are designed to scale to the entire enterprise with the ability to support multiple clusters and thousands of users worldwide.

  Internet Leverage. The first of ViewStar's @Work family of Internet products are expected to be available before the end of 1996. These products are expected to include features that enable distributed organizations and remote users such as vendors, customers, agents and partners to originate work and track work-in-progress using Web browsers. In addition, the ViewStar System enables users to utilize the Internet to move work between ViewStar Systems either across departments via an intranet or between enterprises via the Internet. Together, these products enable broad, secure user-participation in automated business processes and facilitate document-based business transactions within and between enterprises.

CUSTOMER CASE STUDIES

  The following examples illustrate the ways in which organizations have used the Company's products to automate and improve their document-intensive business processes. The Company has not independently verified the information in these case studies.

  PPP Healthcare. PPP Healthcare is the second largest private healthcare company in the United Kingdom and has more than 2.2 million customers. To support the extension of its customer service, PPP Healthcare licensed a ViewStar System to meet certain of its business process automation needs. There are currently approximately 750 users of the ViewStar System. Today, with quick access to customer documents through the ViewStar System, customer response times have been reduced to between five and ten seconds from an average of four hours. The claims department is now able to manage the same workload with 110 fewer employees, allowing displaced staff to be reassigned to assist other departments.

  The Halifax Building Society. The Halifax Building Society is Britain's largest mutual bank with more than 10 million customers. Halifax recently implemented an 800-seat ViewStar System to support its call center application. ViewStar was selected because of its unique ability to design, develop and deploy workflow software faster than any other vendor. Today, there are seven major automated processes that serve the postal and telephone administration of millions of loans and commercial accounts at the Halifax. The Call Centre system has reduced the expense and significantly enhanced the quality of customer service.

  Zurich-American. With assets of more than $5.0 billion, Zurich-American is one of the top ten property casualty insurers in the United States. Zurich-American purchased a 1,000-seat site license for the ViewStar System, which it plans to implement to automate its claims processing application across 21 sites. ViewStar was selected after Zurich-American conducted an intensive two-year reengineering study and assessment of competing technologies to determine how best to employ technology across the enterprise. Zurich-American has integrated ViewStar with its PC-based automation tools and mainframe infrastructure to create a leading-edge system that it believes will represent a key component of the Zurich-American reengineering program.

THE VIEWSTAR STRATEGY

  The Company's objective is to be the leading worldwide supplier of enterprise document workflow software solutions. To achieve this objective the Company's strategy includes the following key elements:

  Extend Technology Leadership. The Company intends to continue to extend its current position as a technology leader in developing and marketing enterprise document workflow software solutions. The Company expects to enhance its core workflow product functionality and expand its application framework to enable increasingly rapid application design, development and deployment. The Company intends to further leverage the Microsoft Windows NT platform to facilitate enterprise-wide system administration and management, enhance system throughput and performance and enable integration with leading-edge component technologies for document, data and voice capture and processing. In addition, the Company plans to extend its existing support of key information delivery platforms including Microsoft Exchange, Lotus Notes and the Internet.

  Leverage Service Partnerships and Expand Worldwide Distribution
Channels. The Company seeks to promote broad adoption of ViewStar document workflow technology by establishing strategic relationships with leading system integrators, service and solution providers and distributors. In addition to direct channels, the Company sells through indirect channels consisting primarily of system integrators and distributors, including Andersen Consulting, EDS and Doxsys, Inc., a subsidiary of Federal Data Corporation, which act as prime contractors and resell and deliver ViewStar software and related implementation and integration services. In addition, through its service relationships with companies including Computer Services Corporation and Price Waterhouse, the Company provides its customers with ViewStar related professional services including configuration, installation, project management and training. These relationships allow the Company to focus on its core areas of expertise of developing and marketing document workflow software while leveraging the strength and influence of complementary information technology leaders in their respective markets.

  Focus on Enterprise Deployments. The ViewStar System has been designed to scale from departmental applications to enterprise-wide deployments involving multiple sites and thousands of users. The Company believes that successful initial implementation and customer experience are essential factors in the customer's decision to deploy ViewStar's products throughout the enterprise. The Company is focused on ensuring this early success through rapid applications design and development facilitated through targeted consulting and training programs provided by both the Company and its national and global service partners. The Company's strategy of focusing on Microsoft's Windows NT and its ability to leverage industry standard client-server technology infrastructures, further enables enterprise-wide deployment by allowing customers to leverage their in-house expertise and resources to develop, deploy and manage document workflow solutions across their enterprise. The Company believes that expanding its customers' initial application usage to enterprise-wide deployments represents a significant growth opportunity.

  Leverage the Internet. The Company believes that the increasing use of intranets, the Internet and the World Wide Web present a significant opportunity to extend the reach and value of its document workflow software solutions. The Company intends to continue to enhance its product architecture to encompass Internet technologies, as well as to add functionality to specifically take advantage of the Internet infrastructure and Web-based application platforms. With the introduction of the Company's @Work Internet products the first of which are expected to be generally available before the end of 1996, the Company intends to enable its customers to initiate and track workflows and work-in-progress, provide self-service functions to customers and undertake document-intensive transactions with business partners.

  Expand Presence in Targeted Markets. The Company intends to focus its marketing programs and internal resources to further penetrate the financial services and insurance industries, where document-intensive business processes are vital to operational and business-critical functions. The Company intends to pursue this strategy by leveraging its installed customer base and applications expertise to develop and market a family of pre-configured, vertical applications for specific use in these industries. In addition, the Company intends to utilize its service and distribution relationships to expand its presence in other industries, including energy, transportation, communications and government.

  Expand Relationships with Technology Providers. The Company intends to accelerate the development, introduction and market acceptance of its products through selected strategic technology and marketing relationships. Specifically, the Company has worked closely with Microsoft's development and marketing organizations on Windows NT, MAPI Workflow Framework, and Exchange and Back Office. The Company has an established marketing alliance with Compaq and was designated as a Compaq Enterprise Solution Partner in 1992. The Company supports key relational database platforms and has active marketing relationships with Oracle and Sybase. In addition, a number of companies, including Cornerstone Imaging, Kofax Imaging Systems and Symantec's Delrina Group provide complementary add-on product components for the ViewStar System. The Company conducts a variety of joint marketing and sales activities with these vendors, as well as other complementary hardware manufacturers and distributors such as Fujitsu, Bell & Howell and Law Cypress.

PRODUCTS AND TECHNOLOGY

  The ViewStar System is an enterprise-class, client-server application framework that is built around Windows NT and utilizes Microsoft's enterprise computing architecture. The ViewStar System is designed to automate and improve document-intensive business processes requiring integration of structured and unstructured data including imaged documents, faxes, electronic documents, forms, mainframe generated reports, digitized voice messages, EDI records and Web documents. The ViewStar System enables customers to quickly and easily define the information and work content, work flows, business rules, and user roles and job functions. The Company's @Work product extensions for the Internet and its AppReady pre-configured application templates, the first of which are expected to be generally available before the end of 1996, are add-on software products which complement and extend the ViewStar family of products.

  PRODUCTS

  The ViewStar System is a family of integrated software modules that together provide a complete framework for designing, developing and deploying enterprise document workflow application solutions.

[FIGURE 1--Diagram depicting various components of the Company application framework including Workflow Design, Modeling and Simulation, Application Design and Development and Application Services.]

  Process Architect is ViewStar's visual workflow and process modeling application framework, enabling interactive definition, configuration and deployment of complex workflow processes. Using Process Architect, business analysts and application designers can define the work content, business rules, workflow maps, and user roles and activities. Process Architect provides a library of pre-defined business functions and re-usable tasks which can be easily configured to create a workflow map representing the business process. Through Process Architect's animated simulation feature, "what if" analyses of the throughput can be undertaken and bottlenecks predicted. Process Architect can also be used to dynamically change the business process and automatically rebuild the workflow application.

  Application Designer facilitates rapid application delivery by providing pre-defined application frameworks that can be "snapped together" to meet specific user, application and job function requirements. Components such as workflow tasks, user activities and document operations are stored in object libraries and made available for selection and reuse through a standard Windows-based graphical interface. In addition, Application Designer provides pre-configured application templates for most-requested users roles and job functions such as document access and display, workpacket creation and indexing, document workflow processing, exception case handling and legacy system integration.

  Business Process Interface ("BPI") is a set of OLE automation interfaces that enables the creation of workflow tasks and user applications using any OLE 2.0-compliant visual programming environment. BPI consists of high-level automation objects and a set of OLE custom controls. Any third party development tool that supports OLE 2.0, such as Visual Basic, Visual C++, Delphi and PowerBuilder, can be used with BPI. In addition, the system's OLE-based component architecture enables easy integration with third party components including document and data capture sub-systems, 3270 emulation packages for accessing mainframe data and productivity applications such as Microsoft Word or Excel.

  Application Services deliver core ViewStar system functionality for workflow transaction processing, integrated document and information management, and enterprise information exchange across the enterprise. ViewStar Application Services can be consolidated on a single server or distributed across multiple servers to deliver unmatched scalability in performance, throughput and storage capacity.

    Workflow services execute workflow transactions, procedures and tasks including those actively generated in a workflow and those that are scheduled to run periodically at pre-determined times or at specific events. These services also handle custom task processing, work tracking and monitoring, scheduled tasks and document and data import and export.

    Document services provide system-wide access to ViewStar's document workflow information repository which manages the structured data and documents associated with ViewStar work objects. This includes document references and attributes, work-in-progress and historical tracking information, location and status of all workpackets in the system. All objects and unstructured data associated with documents, folders and workpackets, including images, electronic documents, and voice objects, are referenced and stored in standard network file servers. In addition, ViewStar's Storage Services provide access to high-capacity devices such as optical disk and juke box libraries.

    Enterprise Information Exchange services enable wide-area, multi-site workflow processing and distribution utilizing either Microsoft's MAPI messaging and replication services or the Internet. The ViewStar Enterprise services utilize relational database engines for centralized resource management and allow companies to distribute work geographically for local processing, without sacrificing the tracking, monitoring and coordination provided by the workflow management application.

  ViewStar also provides generalized document and data import and export functionality, including modules for integration with document capture components such as scanners and OCR, as well as fax and electronic forms integration and output. In addition, ViewStar's Task Architecture enables the creation of customized import/export tasks for integration with other systems such as telephony systems and document management systems.

  SYSTEM ARCHITECTURE AND TECHNOLOGY

  The ViewStar System features a three-tier, distributed client-server architecture designed to deliver the essential criteria for enterprise business process automation including flexibility, scalability and extensibility enabled through key technology foundations.

  Scalable Enterprise Architecture. The ViewStar System architecture provides the ability to configure and dynamically distribute system data and resources across multiple sites in a wide area network. Enterprise workflows can be structured from independently evolving, autonomous subsystems via the use of MAPI store-and-forward messaging, facilitating the building of enterprise systems that are less monolithic and more able to respond to changes in business requirements and technology infrastructure evolutions.

  OLE-Based Component Architecture. The ViewStar System utilizes a run-time object environment that can be extended and customized to meet application requirements. The system's OLE-based component architecture enables integration with third party components including document and data capture sub-systems, mainframe legacy data and client/server applications using relational databases. ViewStar's component architecture is based on the Business Process Interface, a set of OLE automation interfaces. The OLE-based component architecture also enables the use of standard third party tools for building workflow applications and tasks such as Visual Basic, Visual C++, Delphi or PowerBuilder.

  Distributed Infrastructure Support. The ViewStar System utilizes Windows NT-based automation and application servers and leverages industry-standard client/server infrastructure, including support of Windows NT or Novell based file systems, TCP/IP or SPX/IPX networking protocols and Microsoft SQL Server, Oracle (Windows NT and UNIX) or Sybase (Windows NT or UNIX) databases. The ViewStar System currently supports a complete 32-bit client for Microsoft Windows, Windows 95 and Windows NT.

[FIGURE 2--Diagram depicting a typical implementation of the Company's software in a customer's computing environment.]

  Support for Industry Standards. To meet enterprise requirements, ViewStar is committed to interoperability and support of key industry standards in the areas of document formats and representations, workflow processing and document management among others. ViewStar is a founding member of the Document Management Alliance and an active funding member of the Workflow Management Coalition, both of which are leading efforts to define standards for interoperability and information exchange in this area.

  FUTURE PRODUCTS

  The Company intends to make a number of new products generally available before the end of 1996. The new products will include the first of the @Work product extensions for the Internet and the first of the AppReady family, a series of pre-configured application templates for targeted industries.

  The initial @Work product offerings include Process@Work and InfoStore@Work. Process@Work leverages the Internet and intranet infrastructure to allow workflow initiation and status tracking from a Web browser. Utilizing the Process Architect and the Process@Work server, workflow import and tracking functions can be added to a workflow map. Once configured, Process Architect automatically generates the Web page that allows users to initiate workflows, submit work and information and track the status of their work in progress. ViewStar's InfoStore@Work enables integrated access to the information stored in ViewStar System repositories across and beyond the enterprise.

  ViewStar intends to deliver RetirementReady and PayablesReady, the first of a series of AppReady products, before the end of 1996. ViewStar's RetirementReady is a pre-configured application based on ViewStar's document workflow software designed to meet the needs of the market for retirement benefits processing. Retirement Ready handles documents that relate to retirement servicing including beneficiary, allocation and address changes. PayablesReady includes a set of processes common to accounts payable applications and allows customization of these processes to the customer's policies and requirements, leveraging ViewStar's experience in implementing accounts payable systems. Built-in functionality of document capture, vendor setup, host integration, indexing, processing, auditing, customer service and archival storage are provided with the product.

PROFESSIONAL AND SUPPORT SERVICES

  ViewStar's professional services and support organizations work in close cooperation with service partners and independent, authorized affiliate consultants to provide a wide range of consulting, educational and on-going support services to ViewStar customers, enabling rapid and successful delivery of ViewStar document workflow applications.

                     VIEWSTAR SERVICES & SUPPORT PROGRAMS

  CONSULTING SERVICES      SUPPORT SERVICES              EDUCATION SERVICES
  -------------------      ----------------              ------------------
  Application Planning     24 Hour Hotline Services      Process Automation Concepts
  Workflow Design and
   Review                  Remote Diagnostic Services    Workflow Application Design
  System Operational
   Review                  Bulletin Board System         Application Development
  Technical Account
   Management              Web-Accessible Knowledge Base System Administration
  Implementation Services  Internet Case Logging         Advanced Development
  Migration & Upgrade
   Service                 On-Site Assistance            Enterprise Systems


  ViewStar's consulting group offers a core set of services and packaged offerings designed to accelerate the development and deployment of ViewStar document workflow applications across the enterprise. The Company also utilizes its network of service providers and system integration partners to provide its customers with a broad range of application development, systems planning and configuration and system integration services.

  The ViewStar support organization offers a broad range of services and programs, including hotline technical support, remote dial-in services, Web-accessible knowledge base and customer on-site assistance to support the Company's installed customer base and ensure timely resolution of customer and partner reported problems. The Company currently has support centers in its headquarters in Alameda, California and in the U.K.

  ViewStar Education Services offers a core curriculum of classroom and on-site training courses focused on development and delivery of ViewStar document workflow system for end-users, developers and system administrators. Training courses are available at the Company's training centers in Alameda and in the Company's international support center in the U.K.

CUSTOMERS

  The Company has directly or indirectly licensed its products to more than 300 end user customer sites worldwide in a broad range of industries, including banking, insurance, financial services, energy, telecommunications, manufacturing and healthcare, as well as government agencies.

                              VIEWSTAR CUSTOMERS

  BANKING &
  FINANCE           INSURANCE & HEALTHCARE         ENERGY & UTILITIES
  ---------         ----------------------         ------------------
  American Express  Bankers Insurance Group        Central & Southwest Services
  ARM Financial
   Group            Blue Cross/Blue Shield         debitel Kommunikation
  Colonial Savings  CGA                            Enron
  Directors
   Mortgage         Chicago Title                  Florida Power
  Fleet Bank        Commonwealth Title             MCI Telecom
  GE Capital        CSAA                           Meridian Oil
  Georgia Farm
   Bureau           Equitable Life                 Niagra Mohawk
  Guaranty Federal
   Bank             General Reinsurance            Pacific Telesis
  Halifax Building
   Society          Guardian Life                  PSE&G
  J.P. Morgan       ICMA Retirement                Texaco
  Lehman Brothers   Illinois Municipal             Westinghouse
  NatWest Bank      ITT Hartford                   MANUFACTURING & CONSUMER
                                                   ------------------------
  Norwest Bank      John Alden                     3M Corporation
  PNC Bank          Ohio Worker's Comp.            Amway
  Peoples Bank      Private Patients Plan          Buick
  SE Banken         Providian                      Frito-Lay
  Texas Commerce
   Bank             Raymond James                  General Motors
  Wellcome Trust    Zurich American                Kraft General Foods
                    GOVERNMENT & EDUCATION         Nissan Motor
                    ----------------------
                    City of Detroit                Texas Intruments
                    U.S. Patent & Trademark Office
                    U.S. State Department
                    U.S. Veterans Administration
                    Univ. of Central Florida

SALES AND MARKETING

  The Company sells directly through its field sales force and indirectly through system integrators and distributors to medium and large-size organizations worldwide. The Company's strategy is to leverage a targeted set of industry and geographic distribution and service relationships internationally to expand its multiple distribution channels to reach the broadest customer base in its targeted markets. Currently, the Company markets and sells its document workflow software and solutions through the direct channel and an indirect channel primarily consisting of system integrators and distributors. The Company has ten sales offices in the United States and two in Europe, twenty distribution and system integration agreements in the United States, Europe and Asia/Pacific, as well as relationships with several other system integrators and service providers. The Company's sales and marketing organization consisted of 46 employees as of June 30, 1996.

  The Company targets large, global customers in key vertical markets. A significant portion of the Company's direct sales force is focused primarily on identifying and generating business through such customers. In these efforts, the direct sales force frequently utilizes the resources of the Company's system integrators, as well as a network of third-party application developers, to develop and deploy ViewStar System solutions.

  The sales cycle for the Company's products varies depending on the application, deployment requirements and the customer, but typically ranges from six to twelve months.

  The Company's worldwide network of integrators and distributors sells, customizes, deploys and supports its products and solutions across a wide range of industries. For significant sales in targeted industries, the Company supplements the efforts of its integrators with a team-based approach which includes the Company's sales and technical personnel. A portion of the Company's direct sales force is responsible for local partner support, joint sales efforts, management and development of new regional and global integrators and distributors. The Company intends to further expand its indirect channel by recruiting industry and application-specific solution partners and value-added application developers. In this effort, the Company will market and sell its AppReady family of industry-specific products, two of which are expected to be available before the end of 1996.

  The Company believes that by leveraging its partners' skills and expertise, it will be better equipped to respond to customer requirements and to provide enterprise-wide solutions. The Company has formal agreements with the following system integration and distribution partners:

                 SYSTEM INTEGRATION AND DISTRIBUTION PARTNERS

            GLOBAL            INTERNATIONAL
            ------            -------------
            Andersen
             Consulting       Al Bawardi (Middle East)
            EDS               Avancer (Finland)
                              Concerto (Spain, Portugal)
            REGIONAL          debis Systemhaus (Germany)
            --------
                              Doc Eye (Scandinavia)
            Alphanumeric      Edge Management (U.K.)
            DRT               EKAR (Italy)
            Doxsys            Opta (U.K.)
            Genisys           Kinesis (U.K.)
            Gulf Computers    Nissho Electronics (Japan)
            Tandem            Sunghwan (Korea)
                              WM-Data (Sweden)


  In addition, the Company has worked cooperatively with service providers including CSC, Deloitte & Touche, Ernst & Young, IPL and Price Waterhouse.

  To support its sales force and its partners, the Company conducts comprehensive marketing programs, which include public relations, direct mail, seminars, trade shows, telemarketing, education and user group conferences, speaking engagements, white papers, as well as Web-marketing with both an intranet Web site for the sales force and partners and a public Internet Web site. The Company also undertakes joint marketing efforts for the ViewStar System with industry leaders such as Compaq, Microsoft, Oracle and Sybase to stimulate and educate the market, as well as to identify and generate customer leads in target markets. In addition, the Company has entered into and is expanding corporate and marketing relationships with other technology partners whose products and component technologies leverage or integrate with the ViewStar System to offer comprehensive document workflow solutions. These partners include Cornerstone Imaging, Fujitsu, Kofax Image Products and Symantec Corporation's Delrina Group, among others.

  The Company has committed and continues to commit significant time and financial resources to expanding international sales and support channels and marketing efforts. International license fee revenue accounted for 8%, 25% and 20% of the Company's license fee revenue in fiscal 1994 and 1995 and for the six months ended June 30, 1996, respectively. The Company believes that in order to increase sales opportunities and profitability, it will be required to expand its international operations. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for the

Company's products. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition would be materially adversely affected. See "Risk Factors--International Sales" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

  The Company conducts its research and development activities at its facilities in Alameda, California. As of June 30, 1996, the Company had 44 employees engaged in research and development. The Company's total research and development spending was approximately $5.6 million for 1995 and $2.4 million for the six months ended June 30, 1996.

  The Company has committed and expects to continue to commit substantial resources to research and development. The Company's existing products were designed after extensive work with potential customers to assess their needs. The Company supplements its product development efforts by reviewing customer feedback on existing products and working with customers and potential customers to anticipate future functionality requirements. Product development efforts are directed at increasing product functionality, improving product performance, expanding product capabilities to shorten the application development and deployment cycle and further leverage the Microsoft Windows NT platform. The Company continues to identify and prioritize various technologies for potential future product offerings.

COMPETITION

  The market for the Company's products is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company's products are targeted for document workflow software solutions, and the Company's competitors offer a variety of products and services to address this market. The Company currently encounters direct competition from a number of public and private companies or divisions thereof including FileNet, IBM and Wang Software. In addition, the Company may face competition from new competitors including client/server application vendors such as Oracle, PeopleSoft and SAP; document management vendors such as Documentum and PC DOCS Group; and vendors of workflow products such as Action Technologies and Staffware. Certain of these companies have announced, and others may announce, document workflow capabilities for their existing or future products. Many of these companies have longer operating histories; significantly greater financial, marketing, service, support, technical and other resources and name recognition; and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company.

  The Company also faces indirect competition from system integrators. The Company relies on a number of system integration firms for implementation and other services, as well as recommendations of its products during the evaluation stage of the purchasing process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with these third parties, the Company's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater financial, marketing, service, support, technical and other resources than the Company, will not market software products in competition with the Company in the future or otherwise reduce or discontinue their relationships with or support of the Company and its products. See "Risk Factors--System Integrators and Distribution Partners."

  It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, the Company expects competition to increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which may could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations and financial condition.

  The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success depends in part upon protecting its proprietary technology. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and since the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. Although the Company has received communications asserting that its products infringe the proprietary rights of third parties or seeking indemnification against such infringement, the Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that other third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would materially adversely affect the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Proprietary Rights; Uncertainty of Obtaining Licenses."

EMPLOYEES

  As of June 30, 1996, the Company had 147 full-time employees, including 46 in sales and marketing, 40 in consulting and customer support, 44 in research and development and 17 in finance and administration. No employees are covered by collective bargaining agreements and the Company believes that it maintains good relations with its employees. Competition for qualified personnel in the industry in which the Company competes is intense. The Company believes that its future success will depend in part upon its continued ability to attract, hire and retain qualified personnel.

PROPERTY AND FACILITIES

  The Company's administrative offices and manufacturing and warehousing facility occupy approximately 55,000 square feet in Alameda, California, pursuant to a lease which expires in May 1999. The Company also leases office space in Boston, Charlotte, Chicago, Cleveland, Costa Mesa, Dallas, Houston, New York and Vienna and in Bracknell, U.K. and Paris, France. Management believes that its current facilities will be adequate to meet its needs through at least the next twelve months.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of June 30, 1996 are as follows:

NAME                     AGE                            POSITION
- ----                     ---                            --------
Kamran Kheirolomoom
 (1)....................  41 President, Chief Executive Officer and Chairman of the Board
Robert I. Pender, Jr....  38 Vice President of Finance and Chief Financial Officer
Gayle A. Crowell........  45 Senior Vice President and General Manager, Worldwide Operations
Shirish S. Hardikar.....  41 Vice President of Marketing
J.E. Ardell, III (1)
 (2)....................  56 Director
Grant Inman (2).........  54 Director
F. Gibson Myers, Jr.
 (1)....................  54 Director
Hon Wong................  38 Director

- ---------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Mr. Kheirolomoom is a founder of the Company and served as Chief Executive Officer from February 1986 to May 1994. He served as Chairman of the Board from May 1994 to July 1995, and he has served as President and Chief Executive Officer since July 1995. He has served as a director of ViewStar since October 1986.

  Mr. Pender joined ViewStar as Controller in April 1993. In August 1995, he became Vice President of Finance and Chief Financial Officer. From January 1992 to April 1993, he served as Controller of Versant Object Technology Corporation, an object-oriented database software development company. From October 1989 to January 1992, he was International Finance Manager of Silvar-Lisco Corporation (renamed Silicon Valley Research, Inc.), an engineering software development company. Prior to that, Mr. Pender held various positions, most recently as tax manager with Arthur Andersen & Co., an accounting firm.

  Ms. Crowell joined ViewStar as Senior Vice President and General Manager, Worldwide Operations in July 1994. Prior to joining ViewStar, she was Vice President of Worldwide Sales of Recognition International, a document management company, from November 1991 to July 1994. From May 1989 to November 1991, she was Group Director of Channels of Oracle Corporation, a database software company.

  Mr. Hardikar joined ViewStar as Vice President of Marketing in March 1995. Prior to joining ViewStar, he was a Vice President of Action Technologies, Inc., a workflow automation company, from September 1993 to March 1995. From January 1992 to September 1993, he was a Vice President and a director of Renaissance Software, Inc., an object-oriented UNIX software development company. He was a founder of Vistron, Inc., a network printing and imaging systems manufacturer, and served as a Vice President from January 1990 to December 1991.

  Mr. Ardell joined ViewStar as a director in February 1996. Since January 1994, he has been a general partner of Technology Venture Partners, a venture capital firm. From January 1990 to January 1994, he was a special limited partner of Technology Venture Partners. Mr. Ardell is a director of Vectra Technology, Inc., a nuclear engineering company.

  Mr. Inman joined ViewStar as a director in March 1996. He has been a general partner of Inman & Bowman, a venture capital firm, since June 1985. He is currently a director of InSite Visions, Inc., Lam Research Corporation and Paychex, Inc.

  Mr. Myers has served as a director of ViewStar since May 1988. Mr. Myers joined Mayfield Fund, a venture capital firm, in 1970 and has been a general partner of several venture capital funds associated with Mayfield Fund since that time. He is currently a director of Spectralink Corporation, a manufacturer of wireless telephone systems.

  Mr. Wong has served as a director of ViewStar since October 1986. Mr. Wong has been a partner of Wongfratris Co., a venture capital firm, since January 1990.

CLASSIFIED BOARD

  The Company has authorized five directors and currently has five directors on the Board. Effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes:
Class I, for which the term will expire at the annual meeting of stockholders to be held in 1997; Class II, for which the term will expire at the annual meeting of stockholders to be held in 1998; and Class III, for which the term will expire at the annual meeting of stockholders to be held in 1999. The only Class I director is Mr. Wong, the Class II directors are Mr. Ardell and Mr. Inman and the Class III directors are Mr. Kheirolomoom and Mr. Myers. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed only by the affirmative vote of a majority of the outstanding shares, provided, however, that no amendment may change the maximum number of authorized directors to more than two times the minimum number of directors and provided further that the minimum number of directors cannot be reduced to less than five if the votes cast against such amendment represent 16 2/3% of the outstanding shares entitled to vote. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

DIRECTOR COMPENSATION

  Directors of the Company currently receive no compensation for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board of Directors. Under the Company's 1994 Stock Plan, as amended, directors may be granted nonstatutory stock options to purchase shares of the Company's Common Stock. In January 1995, the Company granted an option to purchase 10,000 shares of Common Stock at an exercise price of $0.35 per share to Steven Brooks, a former director of the Company. In May 1995, Mr. Brooks exercised his option and purchased 3,500 shares, the vested amount as of the exercise date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Mr. Ardell, Mr. Kheirolomoom and Mr. Myers. Mr. Kheirolomoom, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, participates in discussions and decisions of the Compensation Committee excluding discussions regarding his own salary and incentive compensation. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth for the year ended December 31, 1995 compensation earned by (i) the Chief Executive Officer, (ii) the Company's three other executive officers whose salary plus bonus exceeded $100,000 and
(iii) an executive officer whose employment terminated during the year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                                                      ------------
                                       1995 ANNUAL
                                      COMPENSATION     SECURITIES
                                    -----------------  UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION          SALARY   BONUS   OPTIONS (#)  COMPENSATION
- ---------------------------         -------- -------- ------------ ------------
Kamran Kheirolomoom................ $171,000 $ 37,022       --       $51,000 (1)
 President, Chief Executive Officer
  and Chairman of the Board
Gayle A. Crowell...................  170,000  147,525     7,143          --
 Senior Vice President and General
  Manager, Worldwide Operations
Shirish S. Hardikar................  130,625   74,750    28,571          --
 Vice President of Marketing                             14,286          --
Robert I. Pender, Jr...............  113,333   28,708     7,143          --
 Vice President of Finance and                            7,143          --
  Chief Financial Officer
Mark W. Perry (2)..................  200,000   15,000       --           --

- ---------------------
(1) Consists of a payment pursuant to an employment agreement dated July 26, 1995 and amended on July 2, 1996. See "Employment Agreements."
(2) Mr. Perry served as President and Chief Executive Officer from May 1994 through July 1995.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                                          INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                                 POTENTIAL
                                                                                 REALIZABLE
                                                                                  VALUE AT
                                                                               ASSUMED ANNUAL
                                                                               RATES OF STOCK
                                                                                   PRICE
                         NUMBER OF                                              APPRECIATION
                         SECURITIES     PERCENT OF                               FOR OPTION
                         UNDERLYING    TOTAL OPTIONS    EXERCISE                  TERM (3)
                          OPTIONS       GRANTED IN        PRICE     EXPIRATION --------------
NAME                      GRANTED     FISCAL 1995 (1) PER SHARE (2)    DATE      5%     10%
- ----                     ----------   --------------- ------------- ---------- ------ -------
Kamran Kheirolomoom.....      --            --              --           --       --      --
Gayle A. Crowell........    7,143 (4)       2.0%          $0.35      5/31/05   $1,572 $ 3,984
Shirish S. Hardikar.....   28,571 (5)       8.2            0.35      3/31/05    6,289  15,937
                           14,286 (4)       4.1            0.35      5/31/05    3,145   7,969
Robert I. Pender, Jr....    7,143 (4)       2.0            0.35      5/31/05    1,572   3,984
                            7,143 (6)       2.0            0.35      7/26/05    1,572   3,984
Mark W. Perry...........      --            --              --           --       --      --

- ---------------------
(1) Based on an aggregate of 348,907 options granted by the Company in the year ended December 31, 1995 to employees of and consultants to the Company, including the Named Executive Officers, under the Company's incentive stock plans.
(2) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. All of the options had an exercise price of $2.10 per share, but were repriced in February 1996.
(3) The potential realizable value is calculated based on the term of the option on the date of grant (ten years), assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(4) The options became exercisable as to 25% of the shares on September 30, 1995, and vests as to an additional 25% every six months thereafter, based upon such person's continued relationship with the Company.
(5) The option became exercisable as to 12% of the shares on September 1, 1995, and vests as to an additional 2% each month thereafter, based upon Mr. Hardikar's continued relationship with the Company.
(6) The option became exercisable as to 2% of the shares on July 1, 1995, and vests as to an additional 2% each month thereafter, based upon Mr. Pender's continued relationship with the Company.

AGGREGATE OPTION VALUES AT DECEMBER 31, 1995

  The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995:

                                    NUMBER OF           VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                              DECEMBER 31, 1995 (#)     DECEMBER 31, 1995 (1)
                            ------------------------- -------------------------
NAME                        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                        ----------- ------------- ----------- -------------
Kamran Kheirolomoom........   62,286        23,429
Gayle A. Crowell...........   14,929        27,928
Shirish S. Hardikar........    9,285        26,428
Robert I. Pender, Jr. .....    7,643        16,643
Mark W. Perry..............   60,000       111,429

- ---------------------
(1) The per share value of the Common Stock at December 31, 1995 cannot be readily ascertained. Accordingly, the value of unexercised in-the-money
    options on that date is based on a value of $    per share, the assumed
    initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

STOCK PLANS

  1994 Stock Plan. The Company's 1994 Stock Plan was adopted by the Board of Directors and approved by the stockholders in May 1994. In July 1996, the Board amended the plan to increase the number of shares reserved for issuance thereunder to 1,100,000. The purpose of the 1994 Stock Plan is to attract and retain highly qualified personnel for positions of substantial responsibility, to provide additional incentive to employees, officers, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business. Incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted to employees under this Plan. Non-statutory stock options and stock purchase rights may be granted to employees, officers, directors and consultants. A total of 194,270 shares were subject to outstanding options at a weighted average exercise price of $0.43 per share at June 30, 1996, and 874,029 shares were available for future grant at July 25, 1996.

  The 1994 Stock Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the terms of the options and stock purchase rights granted. Terms include, but are not limited to, the exercise price, the number of shares subject to an option and the exercisability thereof. Each option has a term specified in its option agreement, however, no term can exceed ten years from the date of grant. The exercise price of all incentive stock options granted under the 1994 Stock Plan must be no less than 100% of the fair market value per share on the date of grant. In the case of non-statutory stock options, the per share exercise price may be no less than 85% of the fair market value per share on the date of grant. The 1994 Stock Plan will expire in May 2004 unless terminated at an earlier date by action of the Board of Directors.

  Amended 1986 Incentive Stock Plan. The Company's Amended 1986 Incentive Stock Plan (the "1986 Plan") was adopted by the Board of Directors in May 1986 and approved by the stockholders in June 1987. The 1986 Plan expired in May 1996, and no further options have been or will be granted under the 1986 Plan. A total of 662,749 shares were subject to outstanding options at a weighted average exercise price of $0.35 per share at June 30, 1996. Options granted under the 1986 Plan generally become exercisable at the rate of 12% of the shares six months from the vesting commencement date and as to 2% of the shares at the end of each month thereafter such that the option is fully exercisable 50 months from the date of grant. However, the vesting schedule is subject to modification by the Board of Directors. The maximum term for options granted under the 1986 Plan is ten years.

  Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in July 1996. It is anticipated that the Purchase Plan will be approved by the stockholders prior to the closing of this offering. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 400,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of the offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which The Nasdaq Stock Market is open for trading on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this offering and will end on April 30, 1997. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

MANAGEMENT INCENTIVE PLAN

  Senior management personnel, including the four executive officers of the Company, participate in the Company's Management Incentive Plan (the "Management Plan"). The amount of bonus received by a participant under the Management Plan is calculated based on a percentage of the participant's base salary. This percentage is set for each participant at the beginning of the calendar year. Payment of the bonus is based on the revenues and operating profits of the Company.

EMPLOYMENT AGREEMENTS

  Under the terms of the Employment Agreement between Kamran Kheirolomoom and the Company dated July 26, 1995 and amended on July 2, 1996 (the "Kheirolomoom Agreement"), the Company has agreed to provide Mr. Kheirolomoom with an annual salary and bonus, medical insurance and vacation time, together with the following: (i) a loan in the principal amount of $153,000, bearing interest at the minimum rate to avoid the imputation of interest, due and payable in three equal installments on each of January 15, 1997, 1998 and 1999, provided, however, that all principal and interest outstanding will become due and payable immediately upon Mr. Kheirolomoom's voluntary resignation from the Company and its Board of Directors; (ii) a full recourse loan for the exercise price of Mr. Kheirolomoom's outstanding options to purchase the Company's Common Stock, bearing interest at the minimum rate to avoid the imputation of interest, to be secured by the shares purchased by Mr. Kheirolomoom, and due and payable eighteen months after the closing of this offering; (iii) the forgiveness of Mr. Kheirolomoom's promissory note to the Company, executed on December 8, 1993, in the principal amount of $59,000 together with all accrued and unpaid interest from December 8, 1993 through July 2, 1996 and (iv) three bonus payments of $60,000 on each of January 1, 1997,

1998 and 1999. The Company will reimburse Mr. Kheirolomoom a "grossed up" amount equal to any tax liability incurred in connection with the promissory note and such reimbursement. The Kheirolomoom Agreement also provides that if Mr. Kheirolomoom's employment with the Company is terminated without cause prior to July 1, 1997, all of his options will continue to vest through such date and he will continue to participate in the Company's benefit plans for twelve months following his termination. Under Mr. Kheirolomoom's prior agreement, $51,000 was paid in 1995 as severance prior to his reappointment as Chief Executive Officer and President.

  Under the terms of a letter dated May 31, 1994 setting forth the terms of Gayle A. Crowell's employment with the Company, the Company has agreed to provide Ms. Crowell with an annual salary and bonus, medical insurance, vacation time and an option to purchase 28,571 shares of the Company's Common Stock. Upon an involuntary termination of her employment, the Company will provide Ms. Crowell twelve monthly payments of $18,750 and continued vesting of her option for twelve months.

  Under the terms of a letter dated March 10, 1995 setting forth the terms of Shirish S. Hardikar's employment with the Company, the Company has agreed to provide Mr. Hardikar with an annual salary and bonus, medical insurance, vacation time and an option to purchase 28,571 shares of the Company's Common Stock. Upon a change of control of the Company that results in the termination of his employment or a significant reduction in responsibility, the Company with provide Mr. Hardikar twelve monthly payments of $13,750 and continued vesting of his option for twelve months.

  Under the terms of the Employment Agreement between Mark W. Perry and the Company dated May 18, 1994 (the "Perry Agreement"), the Company has agreed to provide Mr. Perry with an annual salary and bonus, medical insurance, vacation time and options to purchase 200,000 shares of Common Stock. The Perry Agreement provides that in the event Mr. Perry's employment is involuntarily terminated, the Company would provide Mr. Perry base salary and bonus, medical insurance and vesting of his stock options for a twelve month period. Mr. Perry's employment as Chief Executive Officer with the Company terminated in July 1995, and his benefit continuation arrangement ended in July 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

  The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  In August 1993 and September 1994, the Company sold shares of Series E Preferred Stock convertible into Common Stock at a price of $13.65 per share to a group of investors including the following entities affiliated with directors and entities known to the Company to beneficially own five percent or more of the Company's outstanding capital stock:

                                                                      NUMBER
                                                                     OF SHARES
                                                                    -----------
  The Inman & Bowman entities (Grant Inman) (1)....................  62,916
  The Institutional Venture Partners entities (2)..................  55,796
  The J.P. Morgan Investment Corporation entities (3)..............  69,251
  The Mayfield entities (F. Gibson Myers, Jr.) (4)................. 206,916
  The Technology Partners entities (J.E. Ardell, III) (5)..........  42,446
  The Wongfratris Company (Hon Wong)...............................  44,249

- ---------------------
(1) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.
(2) The Institutional Venture Partners entities are Institutional Venture Management IV and Institutional Venture Partners IV.
(3) The J.P. Morgan Investment Corporation entities are J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund.
(4) The Mayfield entities are Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII.
(5) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV, L.P. and TPW Venture Partners IX.

  In May 1995, the Company issued notes and warrants to a group of investors including the following entities affiliated with directors and entities known to the Company to beneficially own five percent or more of the Company's outstanding capital stock:

                                                           NUMBER OF SHARES
                                        NOTE AMOUNT (1) UNDERLYING WARRANTS (2)
                                        --------------- -----------------------
  The Inman & Bowman entities (Grant
   Inman) (3)..........................    $407,683             14,560
  The Institutional Venture Partners
   entities (4)........................    $319,671             11,417
  The J.P. Morgan Investment
   Corporation entities ...............    $331,000             11,821
  The Mayfield entities (F. Gibson
   Myers, Jr.) (5).....................    $660,446             23,588
  The Technology Partners entities
   (J.E. Ardell, III) (6)..............    $100,000              3,572
  The Wongfratris Company (Hon Wong)...    $181,200              6,471

- ---------------------
(1) Each of the notes was subordinated to senior indebtedness and secured by the Company's property pursuant to the terms of a security agreement between each noteholder and the Company. The notes bore interest at the rate of 9% and were due in May 1996. In March 1996, all principal and accrued interest on the notes was converted into Series F Preferred Stock at the rate $2.45 per share.
(2) Each warrant had an exercise price of $2.10 and a net exercise feature. Each warrant expires on the earlier of the closing of an initial public offering of the Company's Common Stock or June 1, 2000.
(3) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.
(4) The Institutional Venture Partners entities are Institutional Venture Partners IV and Institutional Venture Management IV.
(5) The Mayfield entities are Mayfield Associates, Mayfield Associates II, Mayfield VI and Mayfield VII.
(6) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III and Technology Partners West Fund IV.

  In October 1995, the Company entered into an agreement with Stephen E. Recht, the Company's former Chief Financial Officer, pursuant to which the Company will pay Mr. Recht $25,000 subject to and upon the completion of an initial public offering. Also in October 1995, Mr. Recht exercised an option to purchase 21,143 shares of the Company's Common Stock at an exercise price of $2.10 per share. The option exercise price was paid by Mr. Recht's full recourse promissory note in the principal amount of $44,000 due 18 months after the closing of this offering, bearing no interest and secured by the shares issued upon the exercise of the option.

  In October 1995, the Company entered into an agreement with Caere Corporation ("Caere") pursuant to which the Company would merge with Caere and the stockholders and optionees of the Company would receive shares of Common Stock and options to purchase Common Stock of Caere (the "Merger Agreement"). Pending completion of the merger, the Merger Agreement precluded the Company from raising equity funds to strengthen its working capital, which had decreased to $2.8 million at December 31, 1995. In January 1996, the Merger Agreement was terminated. Following termination of the Merger Agreement, the Company needed equity funds to strengthen its balance sheet and pay the notes issued in May 1995. Accordingly, in March and June 1996, the Company sold 1,357,851 shares of Series F Preferred Stock for approximately $1.2 million in cash and approximately $2.1 million in conversion of the notes issued by the Company in May 1995. In connection with this financing, the Company effected a recapitalization whereby the Company sold a total of 448,571 shares of Common Stock at a purchase price of $0.35 per share, including an aggregate of 324,285 shares sold to the Company's executive officers. The Company has an option to repurchase these shares at the original purchase price in the event of the termination of employment of the particular executive officer. The repurchase option lapses over a period of 50 months, subject to accelerated vesting as to a portion of these shares upon the completion of this offering. The Company also repriced all options outstanding under the Company's stock option plans from $2.10 to $0.35.

  The shares of Series F Preferred Stock, convertible into Common Stock at a price of $2.45 per share, were sold to a group of investors including the following entities affiliated with directors and entities known to the Company to beneficially own five percent or more of the Company's outstanding capital stock:

                                                                      NUMBER
                                                                     OF SHARES
                                                                    -----------
  The Inman & Bowman entities (Grant Inman) (1).................... 252,117
  The Institutional Venture Partners entities (2).................. 197,715
  The J.P. Morgan Investment Corporation entities (3).............. 216,546
  The Mayfield entities (4)........................................ 408,393
  The Technology Partners entities (J.E. Ardell, III) (5)..........  91,336
  The Wongfratris Company (Hon Wong)............................... 118,557

- ---------------------
(1) The Inman & Bowman entities are Inman & Bowman and Inman & Bowman Entrepreneurs.
(2) The Institutional Venture Partners entities are Institutional Venture Management IV and Institutional Venture Partners IV.
(3) The J.P. Morgan Investment Corporation entities are J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund.
(4) The Mayfield entities are Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII.
(5) The Technology Partners entities are Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV, L.P. and TPW Venture Partners IX.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 30, 1996 and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

                                                            PERCENTAGE
                                                           OF TOTAL (1)
                                                         -----------------
                                             NUMBER OF
                                               SHARES
                                            BENEFICIALLY  BEFORE   AFTER
BENEFICIAL OWNER                               OWNED     OFFERING OFFERING
- ----------------                            ------------ -------- --------
Entities associated with The Mayfield Fund
 (2).......................................  1,137,001     21.4%    15.6%
 2800 Sand Hill Road, Suite 250
 Menlo Park, CA 94025
Entities associated with Inman & Bowman
 (3).......................................    702,009     13.2%     9.6%
 4 Orinda Way
 Building D, Suite 150
 Orinda, CA 94563
Entities associated with J.P. Morgan
 Investment Corporation (4)................    652,504     12.3%     8.9%
 60 Wall Street
 New York, NY 10260-0060
Entities associated with Institutional
 Venture Partners (5)......................    550,633     10.4%     7.5%
 3000 Sand Hill Road
 Building 2, Suite 290
 Menlo Park, CA 94025
Entities associated with Technology
 Partners (6)..............................    377,843      7.1%     5.2%
 1550 Tiburon Blvd., Suite A
 Belvedere, CA 94920
Wongfratris Company (7)....................    357,290      6.7%     4.9%
 51 Jordan Place
 Palo Alto, CA 94501
Kamran Kheirolomoom (8)....................    319,427      6.0%     4.3%
 ViewStar Corporation
 1101 Marina Village Parkway
 Alameda, CA 94501

                                                              PERCENTAGE
                                                             OF TOTAL (1)
                                                           -----------------
                                               NUMBER OF
                                                 SHARES
                                              BENEFICIALLY  BEFORE   AFTER
              BENEFICIAL OWNER                   OWNED     OFFERING OFFERING
              ----------------                ------------ -------- --------
Gayle A. Crowell (9)........................     108,141      2.0%     1.5%
Shirish S. Hardikar (10)....................      60,285      1.1%       *
Robert I. Pender, Jr. (11)..................      57,883      1.1%       *
J.E. Ardell, III (6)........................     392,321      7.4%     5.4%
Grant Inman (3).............................     702,009     13.2%     9.6%
F. Gibson Myers, Jr. (2)....................   1,137,001     21.4%    15.6%
Hon Wong (7)................................     357,290      6.7%     4.9%
Mark W. Perry (12)..........................     100,285      1.9%     1.4%
All current directors and executive officers
 as a group (7 persons) (13)................   3,134,357     58.9%    42.9%

- ---------------------
  *Less than one percent.
 (1) Applicable percentage ownership is based on 5,296,472 shares of Common Stock outstanding as of June 30, 1996 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable on or prior to August 29, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
 (2) Consists of 33,405 shares of Common Stock held by Mayfield Associates, 13,576 shares of Common Stock held by Mayfield Associates Fund II, 801,735 shares of Common Stock held by Mayfield VI and 288,285 shares of Common Stock held by Mayfield VII, including 500 shares of Common Stock issuable pursuant to stock purchase warrants held by Mayfield Associates, 296 shares of Common Stock issuable pursuant to stock purchase warrants held by Mayfield Associates Fund II, 12,000 shares of Common Stock issuable pursuant to stock purchase warrants held by Mayfield VI and 6,288 shares of Common Stock issuable pursuant to stock purchase warrants held by Mayfield VII. F. Gibson Myers, Jr., a director of the Company, is a general partner of Mayfield Associates, Mayfield Associates Fund II, Mayfield VI and Mayfield VII and has voting and investment power with respect to such shares. Mr. Myers disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.
 (3) Consists of 690,822 shares of Common Stock held by Inman & Bowman and 11,187 shares of Common Stock held by Inman & Bowman Entrepreneurs, including 11,662 shares of Common Stock issuable pursuant to stock purchase warrants held by Inman & Bowman and 118 shares of Common Stock issuable pursuant to stock purchase warrants held by Inman & Bowman Entrepreneurs. Grant Inman, a director of the Company, is a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs and has voting and investment power with respect to such shares. Mr. Inman disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.
 (4) Consists of 641,303 shares of Common Stock held by J.P. Morgan Investment Corporation and 11,201 shares of Common Stock held by Sixty Wall Street SBIC Fund, including 9,564 shares of Common Stock issuable pursuant to stock purchase warrants held by J.P. Morgan Investment Corporation.
 (5) Consists of 542,373 shares of Common Stock held by Institutional Venture Partners IV and 8,260 shares of Common Stock held by Institutional Venture Management IV, including 9,099 shares of Common Stock issuable pursuant to stock purchase warrants held by Institutional Venture Partners IV and 138 shares of Common Stock issuable pursuant to stock purchase warrants held by Institutional Venture Management IV.
 (6) Consists of 92,439 shares of Common Stock held by Technology Partners West Fund II, 92,438 shares of Common Stock held by Technology Partners West Fund III, 182,858 shares of Common Stock held by Technology Partners West Fund IV and 10,108 shares of Common Stock held by TPW Venture Partners IX, including 723 shares of Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund II, 723 shares of Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund III and 1,445 shares of Common Stock issuable pursuant to stock purchase warrants held by Technology Partners West Fund IV. J.E. Ardell, III, a director of the Company, is a general partner of Technology Partners West Fund II, Technology Partners West Fund III, Technology Partners West Fund IV and TPW Venture Partners IX and has voting and investment power with respect to such shares. Mr. Ardell disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein. Mr. Ardell is also the beneficial owner of 14,478 shares of Common Stock.
 (7) Consists of 352,054 shares of Common Stock held by Wongfratris Company, including 5,236 shares of Common Stock issuable pursuant to stock purchase warrants held by Wongfratris Company. Hon Wong, a director of the Company, is a general partner of

     Wongfratris and has voting and investment power with respect to such shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.
 (8) Includes 56,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.
 (9) Includes 22,429 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.
(10) Includes 17,429 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.
(11) Includes 12,170 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.
(12) Includes 71,714 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996. Mr. Perry is no longer a director or executive officer of the Company.
(13) See footnotes (2), (3) and (6) through (11).

                             --------------------

  The following Selling Stockholders have agreed to sell to the Underwriters
up to an aggregate of      shares of Common Stock owned by them in the event
the Underwriters exercise their over-allotment option.

                               NUMBER OF SHARES                          MAXIMUM NUMBER OF
BENEFICIAL OWNER              BENEFICIALLY OWNED                         SHARES TO BE SOLD
- ----------------              ------------------                         -----------------

  None of the Selling Stockholders beneficially owns as much as 1% of the shares of Common Stock outstanding before the offering.

                         DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

  As of June 30, 1996, there were 5,296,472 shares of Common Stock outstanding which were held of record by 299 stockholders on a pro forma basis to reflect the conversion of all outstanding shares of Preferred Stock which will occur on the closing of this offering.

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class, together with any other class or series of stock conferred with general class voting rights by the Company's Articles of Incorporation. Holders of Common Stock may not cumulate their votes in the election of directors, which means that the holders of Common Stock entitled to exercise more than 50% of the voting rights are able to elect all of the directors to be elected at each annual meeting and to cast a sufficient number of votes to control the affairs of the Company subject to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Such restrictions could limit the ability of the Company to pay dividends to its stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of an aggregate of 4,120,334 shares of Common Stock (including holders of warrants to purchase 21,071 shares of Common Stock) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the offering contemplated by this Prospectus will be fully paid and non-assessable.

PREFERRED STOCK

  As of the date of the sale of shares offered by this Prospectus, 2,000,000 shares of Preferred Stock will be authorized and no shares will be outstanding. The Board of Directors has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any of the Preferred Stock.

WARRANTS

  As of June 30, 1996, the Company had outstanding warrants to purchase 40,459 shares of Common Stock with exercise prices ranging from $8.40 to $14.00 per share that will terminate if not exercised at various times on or before June 1, 2000. 21,071 shares underlying these warrants are entitled to registration rights. See "--Registration Rights of Certain Holders."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  Pursuant to agreements with persons holding approximately 4,120,334 shares of Common Stock (including shares issuable upon exercise of warrants to purchase 21,071 shares of Common Stock) (the "Holders"), the Holders are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include such shares of Common Stock therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration. In addition, the holders of sufficient shares with registration rights may require the Company any time after the earlier of (i) September 1, 1995 or (ii) six months from the closing of this offering, on not more than two occasions to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, holders may require the Company to register all or a portion of their shares with registration rights on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially and adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could materially and adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon the completion of this offering, the Company will have 7,296,472 shares of Common Stock outstanding, assuming no exercise of options after June 30, 1996. Of these shares, the 2,000,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 5,296,472 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Such restricted shares will be available for sale in the public market as follows: (i) approximately 95,167 shares will be eligible for immediate sale on the date of this Prospectus, (ii) approximately 3,903,225 additional shares (including approximately 548,990 shares subject to outstanding vested options) will be available for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements and (iii) approximately 1,887,529 additional shares (including 40,459 shares issuable upon exercise of outstanding warrants) will be eligible for sale at various times thereafter. The Company's directors, executive officers and certain of its stockholders, who in the aggregate hold approximately 98% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this offering, have entered into lock-up agreements under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock or options to acquire shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. Hambrecht & Quist LLC may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options.

  As of June 30, 1996, 857,019 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements described above. 4,120,334 of the shares outstanding immediately following the completion of this offering (including 21,071 shares of Common Stock subject to outstanding warrants, if exercised before the expiration of the warrants) will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 73,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner, except an affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Cowen & Company and SoundView Financial Group, Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Hambrecht & Quist LLC..............................................
   Cowen & Company....................................................
   SoundView Financial Group, Inc.....................................
                                                                         ----
     Total............................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow and such dealers may re-
allow a concession not in excess of $    per share to certain other dealers.
The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company and the Selling Stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company and certain other stockholders of the Company, including the officers and directors, holding in aggregate more than 95% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this offering, have agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under its stock option plans.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, Hambrecht & Quist LLC, Cowen & Company and SoundView Financial Group, Inc. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. Members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own 187,206 shares of Common Stock of the Company, and Mario M. Rosati, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of ViewStar Corporation and subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing.

                        CHANGE IN INDEPENDENT AUDITORS

  Ernst & Young LLP was previously the principal accountants for the Company. On October 9, 1995, Ernst & Young LLP's appointment as principal accountants was terminated and KPMG Peat Marwick LLP was engaged to audit the Company's and its subsidiaries' consolidated financial statements. The Board of Directors have approved the appointment of KPMG Peat Marwick LLP as principal accountants for the Company.

  In connection with the audits for the two fiscal years ended December 31, 1994, and the subsequent interim period through October 9, 1995, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

  The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 1993 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Form of Independent Auditors' Report......................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
 1996.....................................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996..  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June
 30, 1996.................................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996..  F-6
Notes to Consolidated Financial Statements................................  F-7

                     FORM OF INDEPENDENT AUDITORS' REPORT

  When the reincorporation and reverse stock split described in Note 7 of the Notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report.

                                          KPMG Peat Marwick LLP

The Board of Directors
ViewStar Corporation:

  We have audited the accompanying consolidated balance sheets of ViewStar Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ViewStar Corporation and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

San Jose, California
July 3, 1996, except for Note 7
which is as of July 25, 1996

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          DECEMBER 31,        JUNE 30, 1996
                                        ------------------  -------------------
                                          1994      1995     ACTUAL   PRO FORMA
                                        --------  --------  --------  ---------
                                                               (UNAUDITED)
                ASSETS                                                (NOTE 1)
Current assets:
  Cash and cash equivalents............ $  4,094  $  1,832  $  2,276  $  2,276
  Accounts receivable, net of
   allowances of $532, $644 and $680 in
   1994, 1995 and 1996, respectively...    9,787     7,211     6,097     6,097
  Prepaid expenses and other current
   assets..............................      485       587       531       531
                                        --------  --------  --------  --------
    Total current assets...............   14,366     9,630     8,904     8,904
Property and equipment, net............    3,135     2,493     2,182     2,182
Other assets...........................      355       257       212       212
                                        --------  --------  --------  --------
                                        $ 17,856  $ 12,380  $ 11,298  $ 11,298
                                        ========  ========  ========  ========
 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued
   expenses............................ $  5,666  $  6,535  $  5,958  $  5,958
  Borrowings under bank line of
   credit..............................    1,500       --        --        --
  Subordinated notes payable to
   stockholders........................      --      2,000       --        --
  Deferred revenue.....................    9,767    10,625     8,718     8,718
  Current portion of capital lease
   obligations and notes payable.......      946     1,055       946       946
                                        --------  --------  --------  --------
    Total current liabilities..........   17,879    20,215    15,622    15,622
Noncurrent portion of capital lease
 obligations and notes payable.........      955       994       747       747
Commitments
Stockholders' deficit:
 Preferred stock, $.001 par value;
  actual--9,395,146, 9,395,146 and
  5,950,000 shares authorized in 1994,
  1995 and 1996, respectively;
  2,665,853, 2,665,853 and 1,357,851
  shares issued and outstanding in
  1994, 1995 and 1996, respectively
  (aggregate liquidation preference of
  $3,327 in 1996); proforma--2,000,000
  shares authorized; no shares issued
  and outstanding......................        3         3         1       --
 Common stock, $.001 par value;
  actual--15,000,000, 20,000,000, and
  40,000,000 shares authorized in 1994,
  1995, and 1996, respectively;
  585,091, 744,923, and 3,880,829
  shares issued and outstanding in
  1994, 1995, and 1996, respectively;
  pro forma--25,000,000 shares
  authorized; 5,296,472 shares issued
  and outstanding......................        1         1         4         5
 Additional paid-in capital............   23,650    23,935    27,440    27,440
 Notes receivable from stockholders....     (119)     (299)     (450)     (450)
 Accumulated deficit...................  (24,513)  (32,469)  (32,066)  (32,066)
                                        --------  --------  --------  --------
    Total stockholders' deficit........     (978)   (8,829)   (5,071)   (5,071)
                                        --------  --------  --------  --------
                                        $ 17,856  $ 12,380  $ 11,298  $ 11,298
                                        ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS
                                                                  ENDED
                                  YEARS ENDED DECEMBER 31,       JUNE 30,
                                  --------------------------  ---------------
                                   1993      1994     1995     1995     1996
                                  -------  --------  -------  -------  ------
                                                               (UNAUDITED)
Revenues:
  License fees................... $15,847  $ 10,436  $13,031  $ 4,062  $7,457
  Services.......................  10,205    11,857   12,137    5,510   7,284
  Hardware.......................   2,044       519       70       72     --
                                  -------  --------  -------  -------  ------
    Total revenues...............  28,096    22,812   25,238    9,644  14,741
                                  -------  --------  -------  -------  ------
Cost of revenues:
  License fees...................     606       720      536      277     553
  Services.......................   6,695     7,995    7,959    4,075   4,033
  Hardware.......................   1,348        42      --       --      --
                                  -------  --------  -------  -------  ------
    Total cost of revenues.......   8,649     8,757    8,495    4,352   4,586
                                  -------  --------  -------  -------  ------
    Gross profit.................  19,447    14,055   16,743    5,292  10,155
                                  -------  --------  -------  -------  ------
Operating expenses:
  Sales and marketing............  12,894    15,568   14,912    7,635   6,284
  Research and development.......   5,814     6,617    5,572    3,015   2,436
  General and administrative.....   2,615     2,914    1,970    1,153     944
  Nonrecurring charges...........     --         78    1,740      367     --
                                  -------  --------  -------  -------  ------
    Total operating expenses.....  21,323    25,177   24,194   12,170   9,664
                                  -------  --------  -------  -------  ------
    Operating income (loss)......  (1,876)  (11,122)  (7,451)  (6,878)    491
Interest expense.................    (378)     (284)    (579)    (250)   (207)
Other income.....................      58       199      123       89     130
                                  -------  --------  -------  -------  ------
    Income (loss) before income
     taxes.......................  (2,196)  (11,207)  (7,907)  (7,039)    414
Income taxes.....................     119        55       49       32      11
                                  -------  --------  -------  -------  ------
    Net income (loss)............ $(2,315) $(11,262) $(7,956) $(7,071) $  403
                                  =======  ========  =======  =======  ======
Pro forma net income (loss) per
 share...........................                    $ (1.37) $ (1.22) $ 0.06
                                                     =======  =======  ======
Shares used in per share
 computations....................                      5,810    5,789   6,857
                                                     =======  =======  ======


          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND SIX MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                           NOTES                     TOTAL
                          PREFERRED STOCK      COMMON STOCK  ADDITIONAL  RECEIVABLE              STOCKHOLDERS'
                          ------------------   -------------  PAID-IN       FROM     ACCUMULATED    EQUITY
                          SHARES     AMOUNT    SHARES AMOUNT  CAPITAL   STOCKHOLDERS   DEFICIT     (DEFICIT)
                          ---------  -------   ------ ------ ---------- ------------ ----------- -------------
Balances as of December
 31, 1992...............      2,160   $    2     442   $--    $16,480      $ --       $(10,936)    $  5,546
Issuance of common
 stock..................        --       --       55      1       105        (59)          --            47
Issuance of Series E
 preferred stock........        286      --      --     --      3,897        --            --         3,897
Net loss................        --       --      --     --        --         --         (2,315)      (2,315)
                          ---------   ------   -----   ----   -------      -----      --------     --------
Balances as of December
 31, 1993...............      2,446        2     497      1    20,482        (59)      (13,251)       7,175
Issuance of common
 stock..................        --       --       88    --        218        (60)          --           158
Issuance of Series E
 preferred stock........        220        1     --     --      2,950        --            --         2,951
Net loss................        --       --      --     --        --         --        (11,262)     (11,262)
                          ---------   ------   -----   ----   -------      -----      --------     --------
Balances as of December
 31, 1994...............      2,666        3     585      1    23,650       (119)      (24,513)        (978)
Issuance of common
 stock..................        --       --      160    --        285       (180)          --           105
Net loss................        --       --      --     --        --         --         (7,956)      (7,956)
                          ---------   ------   -----   ----   -------      -----      --------     --------
Balances as of December
 31, 1995...............      2,666        3     745      1    23,935       (299)      (32,469)      (8,829)
Conversion of preferred
 stock to common stock
 (unaudited)............     (2,666)      (3)  2,666      3       --         --            --           --
Issuance of Series F
 preferred stock
 (unaudited)............      1,358        1     --     --      3,326        --            --         3,327
Issuance of common stock
 (unaudited)............        --       --      470    --        179       (151)          --            28
Net income (unaudited)..        --       --      --     --        --         --            403          403
                          ---------   ------   -----   ----   -------      -----      --------     --------
Balances as of June 30,
 1996 (unaudited).......      1,358   $    1   3,881   $  4   $27,440      $(450)     $(32,066)    $ (5,071)
                          =========   ======   =====   ====   =======      =====      ========     ========


          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  SIX-MONTH
                                                                PERIOD ENDED
                                   YEARS ENDED DECEMBER 31,       JUNE 30,
                                   --------------------------  ----------------
                                    1993      1994     1995     1995     1996
                                   -------  --------  -------  -------  -------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)................ $(2,315) $(11,262) $(7,956) $(7,071) $   403
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
  Depreciation and amortization...   1,030     1,239    1,644      826      750
  Issuance of promissory note to
   customer.......................     --        --       300      --       --
  Changes in operating assets and
   liabilities:
   Accounts receivable, net.......    (979)      311    2,576    4,616    1,114
   Prepaid expenses and other
    current assets................     207      (148)    (102)     (83)      56
   Accounts payable and accrued
    expenses......................    (278)    1,939      869   (1,110)    (430)
   Deferred revenue...............   4,361     3,646      858     (799)  (1,907)
                                   -------  --------  -------  -------  -------
    Net cash provided by (used in)
     operating activities.........   2,026    (4,275)  (1,811)  (3,621)     (14)
                                   -------  --------  -------  -------  -------
Cash flows from investing
 activities:
 Purchases of property and
  equipment.......................    (439)   (1,230)    (332)    (307)    (191)
 Proceeds from sale of property
  and equipment...................     --        --       388      353      --
 Other assets.....................    (116)      (19)      98      (62)      45
                                   -------  --------  -------  -------  -------
    Net cash (used in) provided by
     investing activities.........    (555)   (1,249)     154      (16)    (146)
                                   -------  --------  -------  -------  -------
Cash flows from financing
 activities:
 Proceeds from borrowings under
  bank line of credit.............   4,350     2,900      --       --       --
 Payments of borrowings under bank
  line of credit..................  (7,100)   (1,400)  (1,500)  (1,500)     --
 Proceeds from subordinated notes
  issued to stockholders..........     --        --     2,000    2,000      --
 Principal payments on capital
  lease obligations...............    (781)     (905)  (1,180)    (584)    (558)
 Payments on promissory note to
  customer........................     --        --       (30)     --       (45)
 Proceeds from issuance of
  preferred stock.................   3,897     2,951      --       --     1,179
 Proceeds from issuance of common
  stock...........................      47       158      105       55       28
                                   -------  --------  -------  -------  -------
    Net cash provided by (used in)
     financing activities.........     413     3,704     (605)     (29)     604
                                   -------  --------  -------  -------  -------
Change in cash and cash
 equivalents......................   1,884    (1,820)  (2,262)  (3,666)     444
Cash and cash equivalents,
 beginning of period..............   4,030     5,914    4,094    4,094    1,832
                                   -------  --------  -------  -------  -------
Cash and cash equivalents, end of
 period........................... $ 5,914  $  4,094  $ 1,832  $   428  $ 2,276
                                   =======  ========  =======  =======  =======
Cash paid:
 Interest......................... $   377  $    299  $   491  $   249  $   127
                                   =======  ========  =======  =======  =======
 Income taxes..................... $    57  $     30  $    10  $   --   $   --
                                   =======  ========  =======  =======  =======
Noncash financing and investing
 activities:
 Capital lease obligations
  incurred........................ $ 1,199  $  1,248  $ 1,058  $   900  $   247
                                   =======  ========  =======  =======  =======
 Issuance of common stock in
  exchange for note receivable.... $    59  $     60  $   180  $   145  $   151
                                   =======  ========  =======  =======  =======
 Issuance of preferred stock in
  exchange for subordinated notes
  and related accrued interest.... $   --   $    --   $   --   $   --   $ 2,147
                                   =======  ========  =======  =======  =======
 Conversion of preferred stock to
  common stock.................... $   --   $    --   $   --   $   --   $    94
                                   =======  ========  =======  =======  =======

          See accompanying notes to consolidated financial statements.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ViewStar Corporation (the Company) provides client/server document workflow software that enables customers to automate and improve document-intensive business processes across the enterprise.

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues

  Revenues from the sale of software licenses and hardware are recognized when
(i) a signed contract exists, (ii) delivery has occurred, (iii) the fee is fixed and collectibility is probable, and (iv) remaining vendor obligations are insignificant. Generally, revenues from the sale of software licenses through distributors are recognized after contract signing and shipment and upon the earlier of sale to an end user or upon receipt of nonrefundable cash payments from the distributors. Revenues from third-party hardware referral fees are recognized after contract signing and shipment from the hardware distributor to the customer. Revenues from software installation and consulting contracts are recognized as the services are performed. Revenues from software maintenance agreements are recognized ratably over the service period.

  The Company licenses its products to customers in a variety of industries throughout North America, Europe, Japan and Australia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

  Revenues related to customers outside the United States were $3,091,000, $1,844,000 and $6,405,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

 Income Taxes

  The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Cash, Cash Equivalents and Financial Instruments

  Cash equivalents, consisting of liquid investments with original maturities of three months or less, are stated at cost, which approximates fair value. Unrealized gains and losses as of December 31, 1994 and 1995, and realized gains and losses for the periods then ended were not material. Cash equivalents are composed of

                     VIEWSTAR CORPORATION AND SUBSIDIARIES
certificates of deposit with major banks, government securities, and money market securities of companies from a variety of industries. The Company classified all of its debt securities as "held-to-maturity" as of December 31, 1994 and 1995.

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated on a straight-line basis over the three- to five-year estimated useful lives of the assets. Leasehold improvements and assets recorded under capital leases are amortized over the shorter of the estimated useful lives or the related lease terms.

 Computer Software Development Costs

  Costs to develop computer software products are expensed as incurred until technological feasibility is achieved. Once technological feasibility of a software product to be marketed has been established, development and enhancement costs are capitalized. Generally, the establishment of technological feasibility of the Company's products and general release coincide. As a result, the Company has not capitalized any software development costs to date.

 Pro Forma Net Income (Loss) Per Share

  Pro forma net income (loss) per share is computed using the weighted average number of shares of common stock and preferred stock, on an as-if converted basis, outstanding and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive. In accordance with certain Securities and Exchange Commission Staff Accounting Bulletins, such computations include all common and common equivalent share issued within the twelve months preceding the initial public offering ("IPO") as if they were outstanding for all periods presented using the treasury stock method and the estimated IPO price.

 Pro Forma Consolidated Balance Sheet

  Upon the closing of the Company's proposed IPO, all outstanding shares of preferred stock will be converted into 1,357,851 shares of common stock and warrants to purchase 71,429 shares of common stock will be exercised (see Notes 4 and 7). The pro forma consolidated balance sheet gives effect to the conversion and exercise as if they had occurred on June 30, 1996.

 Interim Financial Information

  The accompanying consolidated balance sheet as of June 30, 1996, the consolidated statements of operations and cash flows for the six months ended June 30, 1995 and 1996, and the consolidated statement of stockholders' equity (deficit) for the six months ended June 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the periods presented. The consolidated results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period.

 Reclassifications

  Certain amounts in the accompanying 1993 and 1994 consolidated financial statements were reclassified in order to conform to the 1995 consolidated financial statement presentation.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

(2) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                                 -------------
                                                                  1994   1995
                                                                 ------ ------
   Furniture and equipment...................................... $2,161 $2,151
   Leasehold improvements.......................................    530    518
   Equipment recorded under capital lease.......................  4,966  5,990
                                                                 ------ ------
                                                                  7,657  8,659
   Less accumulated depreciation and amortization, including
    $3,242 and $4,415 applicable to equipment recorded under
    capital leases in 1994
    and 1995, respectively......................................  4,522  6,166
                                                                 ------ ------
                                                                 $3,135 $2,493
                                                                 ====== ======

(3) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1994   1995
                                                                   ------ ------
   Accrued commissions............................................ $1,495 $1,654
   Other..........................................................  4,171  4,881
                                                                   ------ ------
                                                                   $5,666 $6,535
                                                                   ====== ======

(4) BANK LINE OF CREDIT, SUBORDINATED NOTES PAYABLE TO STOCKHOLDERS AND NOTES PAYABLE

  The Company has a financing agreement with a bank providing for borrowings of up to $4 million under a line of credit bearing interest at the bank's prime rate plus 2.75%. The agreement limits borrowings to 80% of eligible accounts receivable, as defined. In April 1996, the Company extended the line of credit through December 31, 1996. The borrowings are secured by substantially all of the Company's assets. The agreement does not include any financial covenants.

  Also in May 1995, the Company obtained $2 million in cash from certain of its existing stockholders in exchange for subordinated notes. The notes bore interest at 9% per annum. The principal amount of the notes and accrued interest were due upon demand at any time after April 15, 1996. The notes were subordinated to the Company's line of credit with the bank and were secured by all of the Company's assets. In March 1996, the subordinated notes were exchanged for shares of preferred stock (see Note 7).

  Included in capital lease obligations and notes payable in the accompanying consolidated balance sheet as of December 31, 1995 is $270,000 related to a noninterest bearing note payable to a customer. The note is unsecured and $90,000 is payable in each of the years 1996, 1997 and 1998.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

(5) LEASE OBLIGATIONS

  The Company leases certain computers and other equipment under capital leases. In addition, the Company leases its facilities and certain equipment under operating leases. Future minimum lease payments as of December 31, 1995 are as follows (in thousands):

                                                                CAPITAL OPERATING
                                                                LEASES   LEASES
                                                                ------- ---------
   1996........................................................ $1,109    1,205
   1997........................................................    659    1,146
   1998........................................................    179    1,213
   1999........................................................     21      513
   2000........................................................    --       126
                                                                ------   ------
                                                                 1,968   $4,203
                                                                         ======
   Less amounts representing interest..........................    189
                                                                ------
   Present value of minimum lease payments.....................  1,779
   Less current portion........................................    965
                                                                ------
     Noncurrent portion of capital lease obligations........... $  814
                                                                ======

  Rent expense was $1,108,000, $1,246,000, and $1,422,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

(6) INCOME TAXES

  The components of the provision for income taxes consisted of the following (in thousands):

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                        1993     1994     1995
                                                       ---------------- --------
   Current:
     Federal.......................................... $    14    $ --     $ --
     State............................................      55       20       32
     Foreign..........................................      50       35       17
                                                       ------- -------- --------
                                                       $   119 $     55 $     49
                                                       ======= ======== ========

  Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1994      1995
                                                              -------  --------
   Deferred tax assets:
     Accrued expenses........................................ $   305  $    339
     Allowances..............................................     230       279
     Accrued compensation....................................     373       262
     Net operating losses....................................   6,413     8,573
     Research and development credits........................   1,186     1,524
     Deferred revenue........................................     --      1,147
     Other...................................................     624       186
                                                              -------  --------
       Total deferred tax assets.............................   9,131    12,310
   Valuation allowance.......................................  (9,131)  (12,310)
                                                              -------  --------
       Net deferred tax assets............................... $   --   $    --
                                                              =======  ========

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

  Income taxes differed from the amount computed by applying the statutory federal income tax rate as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                                  --------------------------
                                                   1993     1994      1995
                                                  ----------------  --------
   Income taxes computed using statutory federal
    income tax rate.............................. $ (747) $ (3,810) $ (2,688)
   State taxes, net of federal benefit...........     55        20        32
   Net operating losses not utilized.............    747     3,810     2,688
   Foreign taxes.................................     50        35        17
   Other.........................................     14       --        --
                                                  ------  --------  --------
                                                  $  119  $     55  $     49
                                                  ======  ========  ========

  As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $22,697,000, expiring in the years 2003 through 2010, and net operating loss carryforwards for state income tax purposes of approximately $9,200,000 expiring in the years 1996 through 2000. The Company also had federal and state research and development credit carryforwards of approximately $920,000 and $605,000, respectively, which expire in the years 2001 through 2010.

  Due to change of ownership provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards and research and development credit carryforwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

 Reincorporation and Reverse Stock Split.

  In July 1996, the Board of Directors approved the reincorporation of the Company in Delaware and a 1-for-3.5 reverse stock split of the Company's common stock. All share data in the accompanying consolidated financial statements and notes has been retroactively restated to give effect to the reverse stock split.

 Preferred Stock

  Preferred stock as of December 31, 1995, consisted of the following series:

                                                                   NONCUMULATIVE
                                                                     DIVIDEND
                                                       LIQUIDATION      PER
   SERIES                       AUTHORIZED OUTSTANDING PREFERENCE      SHARE
   ------                       ---------- ----------- ----------- -------------
   A-1.........................   316,667     90,476   $   992,751     $0.53
   A-2.........................   210,000     60,000       655,200      0.53
   B...........................   415,142    118,612     1,376,818      0.60
   C........................... 2,660,081    754,308     9,328,726      0.67
   D-1......................... 1,795,974    513,097     7,542,536      0.84
   D-2......................... 2,197,282    623,886     7,808,554      0.84
   E-1......................... 1,000,000    285,714     4,992,000      1.37
   E-2.........................   800,000    219,760     3,449,660      1.37
                                                       -----------
                                                       $36,146,245
                                                       ===========

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

  Each share of Series A, B, C, D and E preferred stock was convertible into one share of common stock. The shares could have been converted at any time, at the option of the stockholder, except that conversion was to automatically occur upon a public offering of the Company's common stock under certain conditions. The preferred stock had noncumulative dividend and voting rights equal to the number of shares of common stock into which it was convertible.

  In March and June 1996, the Company completed the Series F preferred stock financing transaction, in which a total of 1,357,851 shares were issued at $2.45 per share. The Company issued 876,530 shares in repayment of the $2,000,000 subordinated notes outstanding plus the related accrued interest of $147,000 and 481,321 shares for $1,179,000 in cash. The Series F preferred stock has a liquidation preference of $2.45 per share, a noncumulative dividend of $0.25 per share, and has similar conversion and other privileges as the other series of preferred stock. Subsequent to December 31, 1995, the Company issued warrants to purchase 18,664 shares of Series F preferred stock to its bank and a leasing company at exercise prices ranging from $2.45 to $13.65 per share.

  In June 1996, by consent of the holders of a majority of the outstanding shares of such series, all shares of Series A, B and C preferred stock automatically converted to common stock. Additionally, by consent of the holders of 75% of the outstanding shares of Series D and E preferred stock, all such shares also converted to common stock. As a result, 2,665,853 shares of common stock were issued in exchange for all shares of Series A, B, C, D and E preferred stock.

  Due to the conversion of preferred stock to common stock noted above, there were no shares of Series A, B, C, D or E preferred stock outstanding as of June 1996. The Company amended its Articles of Incorporation such that each outstanding share of Series F preferred stock was reclassified as a share of Series A preferred stock.

 Amended 1986 Incentive Stock Plan

  The Company has an Amended 1986 Incentive Stock Plan (the 1986 Plan) allowing the Board of Directors to grant nonstatutory stock options, incentive stock options, and stock purchase rights to officers and employees at amounts not less than 85%, 100%, and 85% (110% for key stockholders), respectively, of the fair market value of common stock, as determined by the Company's Board of Directors, based on factors described in the 1986 Plan. The term of options and rights may not exceed 10 years. No nonstatutory stock options were outstanding as of December 31, 1995.

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

  Activity under the 1986 Plan is summarized as follows:

                                                          OPTIONS OUTSTANDING
                                                          ---------------------
                                                SHARES
                                               AVAILABLE  NUMBER OF   EXERCISE
                                               FOR GRANT   SHARES      PRICE
                                               ---------  ---------  ----------
Outstanding as of December 31, 1993...........  395,301    499,611   $2.10-5.25
  Granted..................................... (220,381)   220,381    2.10-7.00
  Exercised...................................      --     (61,847)   2.10-5.25
  Canceled....................................   85,079    (85,079)   2.10-5.25
                                               --------   --------
Outstanding as of December 31, 1994...........  259,999    573,066    2.10-7.00
  Granted..................................... (339,786)   339,786    2.10-5.25
  Exercised...................................      --    (156,831)   2.10-5.25
  Canceled....................................  172,007   (172,007)   2.10-5.25
                                               --------   --------
Outstanding as of December 31, 1995...........   92,220    584,014    2.10-7.00
  Reserved (unaudited)........................  181,571        --
  Granted (unaudited)......................... (157,143)   157,143         0.35
  Exercised (unaudited).......................      --     (35,624)   0.35-2.10
  Canceled....................................   42,784    (42,784)   0.35-2.10
                                               --------   --------
Outstanding as of June 30, 1996 (unaudited)...  159,432    662,749   $     0.35
                                               ========   ========
Exercisable as of December 31, 1995...........             259,415   $     0.35
                                                          ========

  In 1994, the Company's Board of Directors amended all outstanding stock options to purchase common stock with exercise prices in excess of $2.10 per share to reduce their exercise price to $2.10 per share. In February 1996, the Company amended all outstanding options to purchase common stock of the Company such that all options with exercise prices in excess of $0.35 per share were reduced to $0.35 per share.

 1994 Stock Plan

  In January 1994, the Company adopted the 1994 Stock Plan (the 1994 Plan) under which incentive and nonstatutory options to purchase shares of common stock may be granted to certain employees and consultants of the Company. A total of 227,143 shares of common stock have been reserved for issuance under the 1994 Plan and, as of December 31, 1995, options to purchase 195,714 shares at $2.10 per share are outstanding; 14,286 of which are nonstatutory stock options. Options to purchase 28,571 shares at $2.10 per share were exercised during 1994, and options to purchase 143 shares at $2.10 per share were exercised during 1995. The exercise price of each incentive and nonqualified stock option may not be less than 100% and 85%, respectively, of the fair market value of the stock on the date of grant (110% of the fair market value for key stockholders). Options vest based upon criteria determined by the Board of Directors, generally ratably over a 50-month period. Options expire after 10 years from the date of grant. As of December 31, 1995, options to purchase 48,114 shares were exercisable and 2,714 shares remained available for grant. In February 1996, the Board increased the number of shares of common stock reserved for issuance under the 1994 Plan by 121,429 shares and amended all outstanding options to lower their exercise price to $0.35 per share. During the six months ended June 30, 1996, options to purchase 122,543 shares at exercise prices ranging from $0.35 to $2.63 were granted, options to purchase 3,000 shares at $0.35 were exercised and options to purchase 120,987 shares of common stock at $0.35 were canceled.

 Restricted Stock

  In February 1996, the Company approved the issuance of up to an aggregate maximum of 471,429 shares of common stock under restricted stock purchase agreements. The agreements specify a purchase price of

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

$0.35 per share to be paid in the form of full-recourse promissory notes. A total of 431,428 shares were issued. Under the terms of the agreements, the foregoing shares will be subject to the right of repurchase by the Company upon the purchaser's termination of employment with or services to the Company. The shares are released from the right of repurchase at the rate of 2% of the total number of shares per month. However, upon the closing of an initial public offering, or a merger, 50% of any unreleased shares shall be released.

 Employee Stock Purchase Plan

  In July 1996 the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") and reserved 400,000 shares of common stock for issuance under the Purchase Plan. Under the Purchase Plan, eligible employees may purchase shares of common stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's common stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the common stock on the last day of the offering period. Offering periods will last for six months, except for the first offering period which will commence upon the closing of the IPO and end on April 30, 1997.

 Common Stock Warrants

  In connection with the sale of subordinated notes described in Note 4, the Company also issued warrants expiring in June 2000 to purchase 71,429 shares of common stock at $2.10 per share.

  As of December 31, 1995, warrants to purchase approximately 14,652 shares of common stock had been issued in connection with the line of credit agreement with the bank. These warrants expire in March 1997, September 1999, and May 2000, or, under certain conditions, at various dates upon the closing of a public offering or merger. The exercise prices of the warrants range from $6.48 to $13.65 per share.

  In connection with the signing of a distributor agreement, the Company issued a warrant to purchase 7,143 shares of common stock at an exercise price per share of $14.00.

(8) NONRECURRING CHARGES

  During the fiscal year ended December 31, 1995, the Company incurred approximately $1,740,000 of nonrecurring charges consisting of legal fees and settlement costs associated with the termination of a proposed merger and expenses such as severance pay, educational programs and job search fees resulting from a reduction in headcount.

Illustration that depicts screen representatives of the Company's Process Architect product showing a complex workflow and the Company's Application Designer product.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
The Company..............................................................  13
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  25
Management...............................................................  38
Certain Transactions.....................................................  45
Principal Stockholders...................................................  47
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  52
Underwriting.............................................................  54
Legal Matters............................................................  55
Experts..................................................................  55
Additional Information...................................................  56
Index to Financial Statements............................................ F-1

                                  -----------

  UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                2,000,000 SHARES


                            [LOGO OF VIEWSTAR(TM)]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------

                               HAMBRECHT & QUIST

                                COWEN & COMPANY

                              SOUNDVIEW FINANCIAL
                                  GROUP, INC.

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                      AMOUNT TO
                                                                       BE PAID
                                                                      BY COMPANY
                                                                      ----------
      SEC registration fee...........................................  $  9,518
      NASD filing fee................................................     3,260
      Nasdaq National Market application and listing fee.............    35,800
      Printing and engraving.........................................        *
      Legal fees and expenses........................................        *
      Accounting fees and expenses...................................        *
      Blue sky fees and expenses.....................................        *
      Transfer agent and registrar fees and expenses.................        *
      Directors & Officers Insurance Coverage........................        *
      Miscellaneous expenses.........................................        *
                                                                       --------
        Total........................................................  $850,000
                                                                       ========

     ---------------------
     * To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article IV of the registrant's Articles of Incorporation and Article VI of the registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors. Reference is also made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 1993, the Registrant has sold or issued the following unregistered securities:

    (1) From June 1993 to June 1996, the Registrant issued and sold 297,024 shares of Common Stock to a total of 212 employees and consultants at purchase prices ranging from $0.35 to $5.25 per share upon the exercise of stock options, pursuant to the Registrant's Amended 1986 Incentive Stock Plan.

    (2) From June 1993 to June 1996, the Registrant issued and sold 31,714 shares of Common Stock to a total of 2 employees and 1 consultant at purchase prices ranging from $0.35 to $2.10 per share upon the exercise of stock options, pursuant to the Registrant's 1994 Senior Executive Stock Plan.

    (3) In August 1993 and September 1994, the Registrant issued and sold 505,474 shares of Series E Preferred Stock at a purchase price of $13.65 per share to a total of 20 investors.

    (4) In July 1994, the Registrant issued a warrant to purchase 7,143 shares of Common Stock at a purchase price of $14.00 to Electronic Data Systems Corporation ("EDSC") pursuant to the terms of a Software and Services Agreement between EDSC and the Company, dated March 28, 1994.

    (5) In September 1994, the Company issued a warrant to purchase 1,429 shares of Series E Preferred Stock at a purchase price of $13.65 per share to Silicon Valley Bank ("SVB") pursuant to the terms of a Loan Agreement between SVB and the Company, dated September 26, 1994.

    (6) In June 1995, the Company issued notes in exchange for loans to the Company in the amount of $2 million and issued warrants to purchase an aggregate of 71,429 shares of Common Stock at a purchase price of $2.10 per share to a total of 13 investors, and issued a warrant to purchase 6,419 shares of Series E Preferred Stock at a purchase price of $13.65 per share to SVB pursuant to the terms of a Note and Warrant Purchase Agreement between the Company, each of the 13 investors and SVB, dated May 18, 1995.

    (7) In March 1996, the Company issued and sold 448,571 shares of Common Stock at a purchase price of $0.35 per share to a total of 8 management-level employees pursuant to Restricted Stock Purchase Agreements date March 15, 1996.

    (8) In March and June 1996, the Company issued and sold 1,357,851 shares of Series F Preferred Stock at a purchase price of $2.45 per share to a total of 22 investors.

    (9) In May 1995, the Company issued a warrant to purchase 12,244 shares of Series F Preferred Stock at an exercise price of $2.45 per share to Comdisco, Inc.

    (10) In May 1996, the Company issued a warrant to purchase 6,419 shares of Series F Preferred Stock at an exercise price of $13.65 per share to SVB.

  There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

   1.1* Form of Underwriting Agreement.
   3.1 Restated Articles of Incorporation of Registrant, as currently in effect.
   3.2 Form of Restated Certificate of Incorporation of Registrant to be filed after the closing of the offering made under this Registration
        Statement.
   3.3* Bylaws of Registrant and amendments thereto, as currently in effect.
   4.1* Specimen Common Stock Certificate.
   4.2* Warrant to purchase 2,857 shares of Registrant's Common Stock issued to
        Silicon Valley Bank, dated September 26, 1989, and amendment thereto.
   4.3* Warrant to purchase 3,947 shares of Registrant's Common Stock issued to
        Silicon Valley Bank, dated October 31, 1991.
   4.4* Warrant to purchase 7,143 shares of Registrant's Common Stock issued to
        Electronic Data Systems Corporation, dated July 27, 1994.
   4.5* Warrant to purchase 1,429 shares of Registrant's Common Stock issued to
        Silicon Valley Bank, dated September 26, 1994.
   4.6* Warrant to purchase 6,419 shares of Registrant's Common Stock issued to
        Silicon Valley Bank, dated June 1, 1995.
   4.7* Warrant to purchase 6,419 shares of Registrant's Common Stock issued to Silicon Valley Bank, dated May 1, 1996.

     4.8* Warrant to purchase 12,245 shares of Registrant's Common Stock issued to Comdisco, Inc., dated May 31, 1996.
     5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
    10.1 Form of Indemnification Agreement between Registrant and each of its directors and officers.
    10.2  Amended 1986 Incentive Stock Plan and form of agreement thereunder.
    10.3  1994 Stock Plan, as amended, and form of agreement thereunder.
    10.4  Employee Stock Purchase Plan and form of agreement thereunder.
    10.5  Management Incentive Plan Summary of Registrant.
    10.6 Amended registration rights held by certain security holders of Registrant as set forth in the various preferred stock purchase agreements among Registrant and such security holders.
    10.7  Sublease Agreement between The ASK Group, Inc. and Registrant, dated
          October 8, 1993, for Registrant's facility located at 1101 Marina
          Village Parkway, Alameda, California.
    10.8  Employment Agreement between Mark W. Perry and Registrant, dated May
          18, 1994, and amendment thereto.
    10.9 Employment Letter Agreement between Gayle Crowell and Registrant, dated May 31, 1994.
   10.10  Employment Letter Agreement between Shirish S. Hardikar and
          Registrant, dated March 10, 1995.
   10.11  Full Recourse Promissory Note issued by Stephen E. Recht and Corlyne
          Recht to Registrant and Security Agreement between Stephen E. Recht and Registrant each dated October 30, 1995.
   10.12  Separation Agreement and Mutual Release between Stephen E. Recht and
          Registrant, dated October 31, 1995.
   10.13  Employment Agreement Between Kamran Kheirolomoom and Registrant dated
          July 2, 1996.
   10.14 Promissory Note issued by Kamran Kheirolomoom to Registrant in the principal amount of $153,000 dated July 2, 1996.
    11.1  Statement Re Computation of Pro Forma Net Income (Loss) Per Share.
    16.1  Letter regarding change in certifying accountant.
    21.1  List of Subsidiaries of the Registrant.
    23.1 Consent of KPMG Peat Marwick LLP, Independent Auditors (see page S-1).
    23.2  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
          Exhibit 5.1).
    24.1  Power of Attorney (see page II-4).
    27.1* Financial Data Schedule.

  ---------------------
  *To be filed by amendment.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts (see page S-2)

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALAMEDA, STATE OF CALIFORNIA, ON THE 5TH DAY OF AUGUST, 1996.

                                          Viewstar Corporation, a California
                                           corporation

                                                 /s/ Kamran Kheirolomoom
                                          By___________________________________
                                              Kamran Kheirolomoom, President
                                               and Chief Executive Officer


                               POWER OF ATTORNEY

  Know all these men by these presents, that each of the undersigned does hereby constitute and appoint Kamran Kheirolomoom and Robert I. Pender, Jr., or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

     /s/ Kamran Kheirolomoom           President, Chief         August 5, 1996
- -------------------------------------   Executive Officer
        (KAMRAN KHEIROLOMOOM)           and Chairman of the
                                        Board of Directors
                                        (Principal
                                        Executive Officer)

     /s/ Robert I. Pender, Jr.         Vice President of        August 5, 1996
- -------------------------------------   Finance and Chief
       (ROBERT I. PENDER, JR.)          Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

       /s/ J.E. Ardell, III             Director                August 5, 1996
- -------------------------------------
         (J.E. ARDELL, III)

         /s/ Grant Inman                Director                August 5, 1996
- -------------------------------------
            (GRANT INMAN)

     /s/ F. Gibson Myers, Jr.           Director                August 5, 1996
- -------------------------------------
       (F. GIBSON MYERS, JR.)

           /s/ Hon Wong                 Director                August 5, 1996
- -------------------------------------
             (HON WONG)

          CONSENT AND FORM OF INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
ViewStar Corporation:

  When the reincorporation and reverse stock split described in Note 7 of the Notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report:

     The audits referred to in our report dated July 3, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our forms of report included herein and to the reference to our firm under the headings "Selected Consolidated Financial Information," "Experts" and "Change in Independent Auditors" in the prospectus.

                                          KPMG Peat Marwick LLP

San Jose, California
August 1, 1996

                     VIEWSTAR CORPORATION AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO
                         BEGINNING  COSTS AND    OTHER    DEDUCTIONS- BALANCE AT
DESCRIPTION               OF YEAR    EXPENSES   ACCOUNTS   WRITEOFFS  END OF YEAR
- -----------              ---------- ---------- ---------- ----------- -----------
Year ended December 31,
 1993:
  Allowance for doubtful
   accounts.............    $ 58       684         --         635        $ 107
Year ended December 31,
 1994:
  Allowance for doubtful
   accounts.............    $107       595         --         170        $ 532
Year ended December 31,
 1995:
  Allowance for doubtful
   accounts.............    $532       325         --         213        $ 644

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
    1.1* Form of Underwriting Agreement.
    3.1  Restated Articles of Incorporation of Registrant, as
         currently in effect.
    3.2  Form of Restated Certificate of Incorporation of
         Registrant to be filed after the closing of the offering
         made under this Registration Statement.
    3.3* Bylaws of Registrant and amendments thereto, as currently in effect.
    4.1* Specimen Common Stock Certificate.
    4.2* Warrant to purchase 2,857 shares of Registrant's Common
         Stock issued to Silicon Valley Bank, dated September 26,
         1989, and amendment thereto.
    4.3* Warrant to purchase 3,947 shares of Registrant's Common
         Stock issued to Silicon Valley Bank, dated October 31,
         1991.
    4.4* Warrant to purchase 7,143 shares of Registrant's Common
         Stock issued to Electronic Data Systems Corporation,
         dated July 27, 1994.
    4.5* Warrant to purchase 1,429 shares of Registrant's Common
         Stock issued to Silicon Valley Bank, dated September 26,
         1994.
    4.6* Warrant to purchase 6,419 shares of Registrant's Common
         Stock issued to Silicon Valley Bank, dated June 1, 1995.
    4.7* Warrant to purchase 6,419 shares of Registrant's Common
         Stock issued to Silicon Valley Bank, dated May 1, 1996.
    4.8* Warrant to purchase 12,245 shares of Registrant's Common
         Stock issued to Comdisco, Inc., dated May 31, 1996.
    5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
   10.1  Form of Indemnification Agreement between Registrant and each of its directors and officers.
   10.2  Amended 1986 Incentive Stock Plan and form of agreement thereunder.
   10.3  1994 Stock Plan, as amended, and form of agreement
         thereunder.
   10.4  Employee Stock Purchase Plan and form of agreement
         thereunder.
   10.5  Management Incentive Plan Summary of Registrant.
   10.6  Amended registration rights held by certain security holders of Registrant as set forth in the various
         preferred stock purchase agreements among Registrant and
         such security holders.
   10.7  Sublease Agreement between The ASK Group, Inc. and
         Registrant, dated
         October 8, 1993, for Registrant's facility located at
         1101 Marina Village Parkway, Alameda, California.
   10.8  Employment Agreement between Mark W. Perry and
         Registrant, dated May 18, 1994, and amendment thereto.
   10.9  Employment Letter Agreement between Gayle Crowell and
         Registrant, dated
         May 31, 1994.
  10.10  Employment Letter Agreement between Shirish S. Hardikar and Registrant, dated March 10, 1995.

                                                                    SEQUENTIAL
 EXHIBIT                                                               PAGE
 NUMBER                    DOCUMENT DESCRIPTION                       NUMBER
 -------                   --------------------                     ----------
  10.11  Full Recourse Promissory Note issued by Stephen E. Recht and Corlyne Recht to Registrant and Security Agreement
         between Stephen E. Recht and Registrant, each dated
         October 30, 1995.
  10.12  Separation Agreement and Mutual Release between Stephen
         E. Recht and Registrant, dated October 31, 1995.
  10.13  Employment Agreement Between Kamran Kheirolomoom and
         Registrant, dated July 2, 1996.
  10.14  Promissory Note issued by Kamran Kheirolomoom to
         Registrant in the principal amount of $153,000, dated
         July 2, 1996.
   11.1  Statement Re Computation of Pro Forma Net Income (Loss)
         Per Share.
   16.1  Letter regarding change in certifying accountant.
   21.1  List of Subsidiaries of the Registrant.
   23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors
         (see page S-1).
   23.2  Consent of Wilson Sonsini Goodrich & Rosati, P.C.
         (included in Exhibit 5.1).
   24.1  Power of Attorney (see page II-4).
   27.1* Financial Data Schedule.

- ---------------------
*To be filed by amendment.